Exhibit 10.1

CREDIT AGREEMENT
among
GULF ISLAND FABRICATION, INC.,
as Borrower,
WHITNEY BANK,
as Administrative Agent and LC Issuer,
and
THE LENDERS FROM TIME TO TIME PARTIES HERETO,
and
WHITNEY BANK,
as Sole Lead Arranger and Bookrunner
Dated: June 9, 2017

TABLE OF CONTENTS
Article I DEFINITIONS    1
1.1Definitions    1
1.2Other Definitional Provisions    22
1.3Accounting Terms    22
1.4UCC Terms    23
1.5Rounding    23
1.6References to Agreement and Laws    23
1.7Time    23
Article II COMMITMENTS, LOANS, AND LCS    23
2.1Credit Facilities    23
2.2Method of Borrowing    23
2.3Funding of Loans    24
2.4Continuations and Conversions.    24
2.5Minimum Amounts and Interest Period Limitations    24
2.6Letters of Credit.    25
2.7Reduction of Committed Amount    28
2.8Cash Collateral    28
2.9Defaulting Lenders.    29
Article III INTEREST, FEES, AND PAYMENTS    31
3.1Interest Rates.    31
3.2Payment of Principal and Interest.    31
3.3Prepayments.    31
3.4Computations of Interest and Fees.    33
3.5General Payment Terms.    34
3.6Pro Rata Treatment and Sharing of Payments.    35
3.7Right of Setoff    36
3.8Fees.    37
Article IV TAXES, YIELD PROTECTION AND ILLEGALITY    38
4.1Taxes.    38
4.2Increased Costs.    40
4.3Illegality    41
4.4Inability to Determine LIBOR    41
4.5Funding Losses    41
4.6Requests for Compensation    42
4.7Mitigation of Obligations; Replacement of Lenders.    42
4.8Survival    43
Article V COLLATERAL AND GUARANTIES    43
5.1Collateral    43

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5.2UCC Financing Statements    44
5.3Additional Borrowers    44
5.4Further Assurances; Collateral    45
5.5Liens Granted to Agent    45
Article VI CONDITIONS PRECEDENT    45
6.1Initial Credit Extension    45
6.2Conditions to All Credit Extensions    48
Article VII REPRESENTATIONS AND WARRANTIES    48
7.1Existence and Power    48
7.2Authorization and No Conflicts    48
7.3Enforceability    48
7.4Subsidiaries.    49
7.5Debt    49
7.6Liens    49
7.7Ownership and Location of Assets.    49
7.8Intellectual Property    50
7.9Place of Business    50
7.10Financial Information.    50
7.11Compliance with Laws    50
7.12Funded Debt; Material Contracts    50
7.13Litigation    50
7.14Taxes    50
7.15Environmental Matters    51
7.16Insurance    51
7.17Margin Regulations    51
7.18Trade Names    51
7.19Transactions with Affiliates    51
7.20ERISA    51
7.21Labor Matters    51
7.22Investment Company Act    52
7.23Anti-Corruption Laws and Sanctions    52
7.24Solvency    52
7.25No Burdensome Restrictions    52
7.26Use of Proceeds; Commercial Use    52
Article VIII AFFIRMATIVE COVENANTS    52
8.1Reporting Requirements    52
8.2Books and Records    56
8.3Inspections    56
8.4Maintenance of Existence    56
8.5Maintenance of Borrower    56
8.6Insurance.    57

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8.7Compliance with Laws    58
8.8Compliance with Agreements    58
8.9Payment of Taxes    58
8.10Payment and Performance of Obligations    58
8.11Lien Claims    58
8.12ERISA    58
8.13Conduct Business    58
8.14Banking Relationship    58
8.15Use of Proceeds    59
8.16Preserve Collateral    59
8.17Accuracy of Information    59
8.18Further Assurances    59
8.19Keepwell    59
8.20Collateral Access Agreements    60
8.21Deposit Account Control Agreements    60
Article IX NEGATIVE COVENANTS    60
9.1Debt    60
9.2Limitation on Liens    61
9.3Fundamental Changes    62
9.4Disposition of Assets    62
9.5Restricted Payments.    63
9.6Investments, Loans, Advances, Guarantees and Acquisitions    63
9.7Compliance with Environmental Laws; Compliance with Insurance Requirements.    65
9.8Change of Business    65
9.9Transactions With Affiliates    65
9.10Hedge Agreements    65
9.11Compliance with Government Regulations    66
9.12Organizational Documents    66
9.13Assignment    66
9.14Taxes    66
9.15Prepayment of Debt; Payment on Subordinated Debt.    66
9.16Sale and Leaseback Transactions    66
9.17Restrictive Agreements    67
Article X FINANCIAL COVENANTS    67
10.1Current Ratio    67
10.2Minimum Tangible Net Worth    67
10.3Funded Debt to Tangible Net Worth Ratio    67
Article XI DEFAULT    67
11.1Default    67
11.2Remedies Upon Default    70
11.3Cash Collateral    70

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11.4Performance by Agent    70
11.5Crediting of Payments and Proceeds    70
Article XII THE ADMINISTRATIVE AGENT    71
12.1Appointment and Authority    71
12.2Rights as a Lender    72
12.3Exculpatory Provisions.    72
12.4Authorization to Distribute Certain Materials to Lenders    74
12.5Reliance by Agent; Notice of Default.    74
12.6Delegation of Duties    74
12.7Resignation of Agent.    75
12.8Non-Reliance on and Other Lenders    75
12.9No Other Duties, etc    76
12.10File Proofs of Claim    76
12.11Credit Bidding.    77
12.12Collateral and Guaranty Matters.    77
12.13Secured Hedge Agreements and Secured Cash Management Agreements    78
Article XIII MISCELLANEOUS    78
13.1Notices.    78
13.2No Deemed Waiver; Cumulative Remedies    80
13.3Expenses; Indemnity; Damage Waiver; Costs and Expenses.    80
13.4Survival    82
13.5Governing Law; Submission to Jurisdiction    82
13.6Waiver of Jury Trial    82
13.7Successors and Assigns.    83
13.8Amendments, Consents and Waivers.    87
13.9Limitation of Liability    88
13.10Survival of Indemnification and Representation and Warranties.    88
13.11USA Patriot Act    88
13.12Foreign Lender Reporting Requirements    88
13.13Document Imaging    88
13.14Counterparts; Integration; Effectiveness; Electronic Execution.    89
13.15Treatment of Certain Information; Confidentiality    89
13.16ENTIRE AGREEMENT    90

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SCHEDULES AND EXHIBITS
Schedule 1(a)    Lenders and Commitments
Schedule 2    Parties, Contact Information and Wiring Instructions
Schedule 7.4    Subsidiaries
Schedule 7.7    Ownership of Assets
Schedule 9.1    Existing Debt
Schedule 9.2    Existing Liens
Schedule 9.6    Existing Investments

Exhibit A    Revolving Credit Note
Exhibit B-1    Borrowing Request
Exhibit B-2    Conversion/Continuation Request
Exhibit C    Compliance Certificate
Exhibit D    Assignment and Assumption Agreement

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CREDIT AGREEMENT
THIS CREDIT AGREEMENT dated as of June 9, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), is among Gulf Island Fabrication, Inc., a Louisiana corporation (“Borrower”), Whitney Bank, a Mississippi state chartered bank (“Whitney Bank”), in its capacity as Administrative Agent and LC Issuer, and the Lenders from time to time parties hereto.
RECITALS
A.Borrower has requested that Agent and the Lenders extend credit to Borrower in the form of a revolving credit facility in the aggregate principal amount of up to $40,000,000.
B.Agent and the Lenders have agreed to provide such revolving credit facility on the terms and conditions set out in this agreement.
The parties hereto agree as follows:

Article I

DEFINITIONS
1.1    Definitions. As used in this Agreement, the following terms have the following meanings:
Account has the meaning assigned to such term in the Security Agreement.
Account Debtor means any Person obligated on an Account.
Acquisition means the acquisition, whether through a single transaction or a series of related transactions, of (a) a controlling equity interest or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.
Additional Secured Obligations means (a) all obligations arising under secured Cash Management Agreements and Hedge Agreements and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Company or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, Additional Secured Obligations of a Company shall exclude any Excluded Hedge Obligations with respect to such Company.
Administrative Questionnaire means an Administrative Questionnaire in a form supplied by Agent.
Affiliate means, with respect to a specified Person, another Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person. For purposes of this definition, the term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise, and the terms “Controls,” “Controlling,” and “Controlled” have meanings correlative thereto.
Agent means Whitney Bank in its capacity as administrative agent, and any successor administrative agent to Whitney Bank appointed pursuant to Section 12.6.
Agent’s Office means Agent’s address and, as appropriate, account as set out on Schedule 2, or such other address or account as Agent may from time to time provide notice to Borrower and the Lenders.
Agreement is defined in the preamble above.

Anti-Corruption Laws means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.
Applicable Margin means (a) for LIBOR Loans, 2.00%, and (b) for Base Rate Loans, 0.00%.
Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Assignment and Assumption means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.7), and accepted by Agent, substantially in the form of Exhibit D or any other form approved by Agent.
Auto-Renewal LC is defined in Section 2.6(a)(iv).
Bankruptcy Code means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
Base Rate means, when determined, a fluctuating rate per annum equal to the Prime Rate. Changes in the Base Rate will not occur more often than once each day.
Base Rate Loan means a Loan which accrues interest based on the Base Rate
Board of Directors means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers, sole member, managing member, or other governing body of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person, and (d) in any other case, the functional equivalent of the foregoing.
Borrower is defined in the preamble above.
Borrower Joinder Agreement means a Borrower Joinder Agreement in Proper Form which is fully completed and executed by a Responsible Officer.
Borrowing means the Revolving Loans of the same Type, made, Converted, or Continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
Borrowing Request means a written request substantially in the form of Exhibit B‑1, which is fully completed and executed by a Responsible Officer.
Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New Orleans, Louisiana are required or authorized by Law to remain closed, and when used in connection with a LIBOR Loan, the term "Business Day " shall also exclude any day for which banks are not open for dealings in Dollar deposits in the London interbank market.
Capital Expenditure means, for any Person, all expenditures (or liabilities incurred) for assets which are required to be capitalized and so shown on the balance sheet of any such Person in accordance with GAAP, but excluding (a) such amounts to the extent financed with the proceeds of Funded Debt permitted to be incurred hereunder, (b) such amounts to the extent financed with insurance or condemnation proceeds received with respect to loss of, damage to or taking of property of any Company, and (c) such amounts recovered or recoverable in the price of a contract with a customer of any Company.
Capital Lease Obligation means, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a liability on a balance sheet of any such Person in accordance with GAAP.
Cash Collateral means cash, deposit account balances, or other collateral acceptable to Agent (and any combination thereof).
Cash Collateralize means to deposit with Agent or pledge to Agent under documentation in Proper Form, Cash Collateral in an amount equal to 105% of the applicable LC Exposure, for the benefit of one or more of the (a) LC Issuers, as collateral for LC Exposure or (b) the Lenders as collateral for the obligations of Lenders to fund participations in respect of LC Exposure.
Cash Equivalents means any of the following types of Investments, to the extent owned by any Loan Party or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):
(a)readily marketable obligations issued or directly and fully guaranteed or insured by the U.S. or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the U.S. is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the Laws of the U.S., any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the Laws of the U.S., any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than ninety (90) days from the date of acquisition thereof;
(c)    commercial paper issued by any Person organized under the Laws of any state of the U.S. and rated at least “Prime‑1” (or the then equivalent grade) by Moody’s or at least “A‑1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof; and
(d)    Investments, classified in accordance with GAAP as current assets of such Loan Party or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

Cash Management Agreement means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
Cash Management Bank means any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, Agent or an Affiliate of Agent, in its capacity as a party to such Cash Management Agreement.
Cash Management Liabilities means the indebtedness, obligations and liabilities of a Borrower to any Cash Management Bank (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider).
CFC means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.
CFC Holdco means a Domestic Subsidiary, substantially all of the assets of which consist of Equity Interests of CFCs.
Change of Control means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35)% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or (b)during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a)  the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking

Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
Closing Date means the date on which this Agreement has been executed and delivered by the parties hereto and the conditions set out in Section 6.1 have been satisfied or waived in writing in accordance with this Agreement.
Collateral has the meaning specified in Section 5.1.
Commitment means the Revolving Commitment.
Commitment Percentage means, as to any Lender, such Lender’s Revolving Commitment Percentage.
Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended, and all related rules, regulations and published interpretations.
Company means each of, and Companies means all of, Borrower and its Subsidiaries.
Compliance Certificate means a certificate substantially in the form of Exhibit C, fully completed and executed by a Responsible Officer.
Connection Income Taxes means Other Connection Taxes that are imposed on or measured by net income or profits (however denominated) or that are franchise Taxes or branch profits Taxes.
Consolidated Net Income means, for any period, the net income (or loss) of the Companies for such period taken as a single accounting period determined in conformity with GAAP.
Continue, Continuation and Continued refers to the continuation of a LIBOR Loan from one Interest Period to the next Interest Period in accordance with Section 2.4.
Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
Convert, Conversion, and Converted refers to a conversion of one Type of Loan into another Type of Loan in accordance with Section 2.4.
Conversion/Continuation Request means a written request substantially in the form of Exhibit B‑2, which is fully completed and executed by Responsible Officer.

Credit Extension means the making, Conversion, or Continuation of a Loan or the issuance, amendment, or renewal of an LC.

Current Financials means, when determined, the financial statements of the Companies most recently delivered to Agent in accordance with Section 8.1.
Debt means, when determined for any Person and without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds (other than, for the avoidance of doubt, surety bonds obtained from a third party surety in the ordinary course of business), notes, debentures, or other similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable (paid within 120 days) incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such Person of indebtedness of others (other than guarantees by Borrower for the benefit of a Subsidiary), (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit or letters of guarantee, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person to repurchase accounts, chattel paper, or notes receivable sold by such Person, (k) all obligations of such Person in respect of Disqualified Equity Interest and all other obligations of such Person to redeem or repurchase any of such Person’s Equity Interests, (l)  the net obligation of such Person under any Hedge Agreement (which, on any date, shall be deemed to be the Hedge Termination Value as of such date), (m) all liabilities of such Person in respect of unfunded vested benefits under any ERISA employee plan, and (n) all other obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities (excluding capital stock, surplus, surplus reserves and deferred credits). The Debt of any Person shall include indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such indebtedness provide that such Person is not liable therefor.
Debtor Relief Laws means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the U.S. or other applicable jurisdictions from time to time in effect.
Default has the meaning specified in Section 11.1.
Default Rate means the lesser of (a) the Maximum Rate, and (b) the sum of the Base Rate, plus the Applicable Margin for Base Rate Loans, plus two percent (2.00%).
Defaulting Lender means any Lender that
(a)    has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded under this Agreement unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Potential Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any LC Issuer, or any other Lender any other amount required to be paid by it under this Agreement (including in respect of its participation in LCs) within two (2) Business Days of the date when due,
(b)    has notified Borrower, Agent, or any LC Issuer in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan under this Agreement and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Potential Default, shall be specifically identified in such writing or public statement) cannot be satisfied),
(c)    has failed, within three (3) Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations under this Agreement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this paragraph (c) upon receipt of such written confirmation by Agent and Borrower), or
(d)    has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity;
provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower, each LC Issuer, and each Lender.
Disposition means the sale, lease, transfer, conveyance, assignment, license, or other disposition of any asset by any Person (including any sale and leaseback transaction), and any sale, assignment, transfer, conveyance, or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
Disqualified Equity Interest means any Equity Interest, which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not Disqualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the first anniversary of the Revolving Credit Termination Date.
Distribution means (a) any dividend, distribution, or other payment (whether in cash, securities, or other property) in respect of the Equity Interests of a Person, (b) any redemption, purchase, retirement or other acquisition by a Person of any of its Equity Interests, or (c) the establishment of any fund for any such distribution, dividend, payment, redemption, purchase, retirement, or acquisition, including any sinking fund or similar arrangement.
Dollar, Dollars and $ means currency of the U.S. which is at the time of payment legal tender for the payment of public and private debts in the U.S.
Domestic Subsidiary means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.
Electronic Applications is defined in Section 2.6(f).
Eligible Assignee means any Person that meets the requirements to be an assignee under Section 13.7(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 13.7(b)(iii)).
Eminent Domain Event means any Governmental Authority, or any Person acting under, for, or on behalf of, a Governmental Authority, institutes proceedings to condemn, seize or appropriate all or part of any asset of a Loan Party.
Eminent Domain Proceeds means all amounts received by any Loan Party as a result of any Eminent Domain Event.
Employee Plan means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Tax Code, maintained or contributed to by Borrower, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.
Environmental Law means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Substance or to health and safety matters.
Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substance, (c) any exposure to any Hazardous Substance, (d) the Release or threatened Release of any Hazardous Substance into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
Equity Interest and Equity Interests mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), or equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, in each case, whether outstanding on the date hereof or issued after the date hereof.
ERISA means the Employee Retirement Income Security Act of 1974, as amended, and its related rules, regulations, and published interpretations.
ERISA Event means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
Exchange Act means the Securities Exchange Act of 1934 and the rules of the Securities Exchange Commission thereunder as in effect on the Closing Date.
Excluded Hedge Obligation means, with respect to any Guarantor any Hedge Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 8.19 and any other “keepwell”, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Hedge Obligations by other Companies) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one Hedge Agreement, such exclusion shall apply only to the portion of such Hedge

Obligation that is attributable to Hedge Agreements for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.
Excluded Taxes means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 4.7) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g); and (d) any U.S. federal withholding Taxes imposed under FATCA.
Facilities means the Revolving Credit Facility and any other revolving loan or other credit facility that is provided under this Agreement after the Closing Date.
FATCA means Sections 1471 through 1474 of the Tax Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published in the Federal Reserve Bank of New York Statistical Daily Rates for the applicable day (or, if such source is not available, such alternate source as determined by Lender).
Field Audit means audits, verifications and inspections of (a) the Collateral, (b) the accounting and financial processes and procedures of the Companies and the other Loan Parties pertaining to the Collateral, and (c) the books, records and documents of the Companies and the other Loan Parties pertaining to the Collateral, in each case conducted by a Person (who may be an employee of Agent or any Lender or who may be an independent third party) satisfactory to Agent.
Foreign Lender means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.
Foreign Subsidiary means any Subsidiary that is not a Domestic Subsidiary.
Fronting Exposure means, at any time there is a Defaulting Lender, with respect to any LC Issuer, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding LC Exposure with respect to LCs issued by such LC Issuer other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms of this Agreement.
Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
Funded Debt means, when determined, for any Person (a) all Debt for borrowed money, whether or not evidenced by notes, bonds, debentures or similar instruments, and whether as a direct obligor, a reimbursement obligor on a letter of credit, a guarantor, or otherwise, (b) all Capital Lease Obligations, and (c) the LC Exposure and liabilities related to other letters of credit.
GAAP means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.
Governmental Authority means the government of the U.S. or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
Guarantor means (a) any Person which executes a Guaranty in favor of Agent (including without limitation all of the Persons required to be Guarantors pursuant to Section 5.3), and (b) with respect to Additional Secured Obligations owing by any Company or any of its Subsidiaries and any Hedge Obligation of a Specified Loan Party (determined before giving effect to Sections 5.3 and 8.19 under the Guaranty), Borrower.
Guarantee of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
Guaranty means a guaranty executed by a Guarantor in favor of Agent in Proper Form to, directly or indirectly, guarantee the Obligations and Additional Secured Obligations (for each Guarantor as applicable to this Agreement, subject to the proviso in this defined term, its “Guaranteed Obligations”); provided that, the “Guaranteed Obligations” of a Guarantor hereunder shall exclude any Excluded Hedge Obligations with respect to such Guarantor.
Hazardous Substance means (a) any explosive or radioactive substance or waste, all hazardous or toxic substances, waste, or other pollutants, and any other substance the presence of which requires removal, remediation or investigation under any applicable Environmental Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental Law, or (c) petroleum, petroleum distillates, petroleum products, oil, polychlorinated biphenyls, radon gas, infectious medical wastes, and asbestos or asbestos-containing materials.
Hedge Agreement means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.
Hedge Bank means any Person that, at the time it enters into a Hedge Agreement permitted under Article IX, is a Lender, an Affiliate of a Lender, Agent or an Affiliate of Agent, in its capacity as a party to such Hedge Agreement.
Hedge Obligations means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section l a(47) of the Commodity Exchange Act.
Hedge Termination Value means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
ICC is defined in Section 2.6(e).

Indemnified Taxes means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
Information is defined in Section 13.15(b).
Insurance Proceeds means all cash and non-cash proceeds in respect of any insurance policy maintained by any Company other than (a) key man life insurance proceeds and (b) unless a Default then exists, any business interruption insurance proceeds.
Interest Expense means for the Companies on a combined basis, for any period, the sum of all cash interest expense paid or required by its terms to be paid during such period, as determined in accordance with GAAP consistently applied in accordance with historical practices.
Interest Period means with respect to any LIBOR Loan, the period commencing on the date such Loan is made, Continued, or Converted, and ending on the numerically corresponding day in the calendar month that is one month thereafter, as Borrower may elect under Sections 2.4, or 2.6; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) if any Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month of such Interest Period.
Investment means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of Debt of, or purchase or other acquisition of any other Debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
Laws means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (whether or not such orders, requests, licenses, authorizations, permits or agreements have the force of law) including all Environmental Laws.
LC means any letter of credit issued by an LC Issuer for the account of any Loan Party on or after the Closing Date under the terms of this Agreement (and the applicable LC Application).

LC Application means the standard form of letter of credit application and agreement for the issuance or amendment of LCs which is from time to time in use by the applicable LC Issuer.
LC Credit Extension means, with respect to any LC, the issuance, extension of the expiry date, amendment, renewal, or increase of the amount of such LC.
LC Credit Extension Date means the date on which an LC Credit Extension occurs.
LC Disbursement means an extension of credit resulting from a drawing under any LC which has not been reimbursed or refinanced as a Loan under the Revolving Credit Facility.
LC Exposure means, when determined and without duplication, the sum of (a) the aggregate undrawn maximum face amount of each LC at such time, plus (b) the aggregate unpaid obligations of the Companies to reimburse the Revolving Lenders for amounts paid by the Revolving Lenders under LCs (including all LC Disbursements and excluding any Revolving Loans to fund such reimbursement obligations under Section 2.6). The LC Exposure of any Revolving Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time.
LC Issuer means Whitney Bank, in its capacity as issuer of LCs under this Agreement, or such other Lender as Borrower may from time to time select as an LC Issuer under this Agreement pursuant to Section 2.6; provided that, such Lender has agreed to be an LC Issuer.
LC Sublimit means $40,000,000.
Lenders means the Persons listed on Schedule 1(a) and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
Lending Office means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Agent.
LIBOR means, the One Month London InterBank Offered Rate in U.S. Dollars as calculated and published by the Intercontinental Exchange Benchmark Administration Ltd. (“ICE,” or the successor thereto if ICE is no longer making a London Interbank Offered Rate available) and in effect on the first day of each calendar month. The One Month ICE LIBOR shall be obtained by Agent from an intermediary rate reporting source such as Bloomberg, L.P. or other authoritative rate reporting source as selected by Agent, and is based on an average of interbank offered rates for one month deposits in U.S. Dollars based on quotes from designated banks in the London market. The One Month ICE LIBOR shall be rounded up to the nearest one-eighth (1/8th) of one percent by Agent to determine the index (the "LIBOR Index"). Notwithstanding anything in this Agreement to the contrary, if the One Month ICE LIBOR as reported by Bloomberg, L.P or other rate reporting source is less than zero, then it shall be deemed to be zero percent (0.0%) and the LIBOR Index shall be rounded up to one-eighth (1/8th) of one percent. The LIBOR Index shall be adjusted on the first day of each calendar month. The LIBOR Index is not necessarily the lowest rate charged by Agent for any particular class of borrowers or credit extensions. Borrower understands that Agent may make loans based on other rates as well. If the LIBOR Index becomes unavailable during the term of this Agreement,

Agent may designate a substitute index by notice to Borrower. Borrower may obtain the current LIBOR Index from Agent upon Borrower’s request. Agent’s determination of the LIBOR Index shall be conclusive absent demonstrable error.
LIBOR Loan means a Loan accruing interest based on LIBOR.
Lien means any lien (including statutory liens), mortgage, security interest, financing statement, collateral assignment, pledge, negative pledge assignment, charge, hypothecation, deposit arrangement, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of the general creditors of the owner of the property or assets.
Litigation means any action by or before any Governmental Authority, arbitrator, or arbitration panel.
Loan Documents means (a) this Agreement, all certificates and requests delivered under this Agreement, and all exhibits and schedules to this Agreement, (b) the Notes, (c) all Guaranties, (d)  the Security Documents, (e) all Subordination Agreements, (f)  all LCs and LC Applications, (g)  all Secured Cash Management Agreements, (h) all other agreements, documents, and instruments in favor of Agent, any Lender, or any LC Issuer ever delivered in connection with or under this Agreement (excluding any Secured Hedge Agreement), and (i) all renewals, extensions, amendments, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.
Loan Party means each of, and Loan Parties means all of, Borrower and the Guarantors.
Loan or Loans means the Revolving Loans.
Material Adverse Effect means (a) the material impairment of the ability of any Loan Party to perform any of its payment or other material obligations under any Loan Document, (b) the material impairment of the ability of Agent to enforce any Loan Party’s material obligations, or Agent’s rights, under any Loan Document, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, and (d) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Loan Parties, taken as a whole, as represented in the initial financial statements delivered to Agent on or about the Closing Date in respect of the Loan Parties.
Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, could reasonably be expected to have a Material Adverse Effect.
Material Contract means “material contract” as defined in Item 601(b)(10) of Regulation S-K of the Exchange Act.
Maximum Rate means the maximum rate of nonusurious interest permitted from day-to-day by applicable Law

Minimum Collateral Amount means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all LC Issuers with respect to LCs issued and outstanding at such time, and (b) otherwise, an amount determined by Agent and the LC Issuers in their sole discretion.
Multiemployer Plan means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
Net Proceeds means (a) with respect to any Disposition of any asset by any Person, the aggregate amount of cash and non-cash proceeds from such Disposition received by, or paid to or for the account of, such Person, net of customary and reasonable out-of-pocket costs, fees, and expenses, (b) with respect to the issuance of Equity Interests or Subordinated Debt or the making of any cash capital contributions, the cash and non-cash proceeds received from such issuance, incurrence, or contribution net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with such issuance, (c) with respect to Insurance Proceeds, all cash proceeds received by any Loan Party, Agent, or any Lender from an insurer under any insurance policy maintained by such any Company or any Loan Party, and (d) with respect to Eminent Domain Proceeds, all cash proceeds received by any Loan Party from any Governmental Authority net of attorney’s fees and other customary and reasonable out of pocket costs, fees, and expenses. Non-cash proceeds include any proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.
Net Worth means, when determined, (a) the aggregate amount at which all assets of the Companies would be shown on a balance sheet at such date, less (b) Total Liabilities of the Companies.
New Loan Party is defined in Section 5.3 below.
Non-Consenting Lender means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 13.8 and (b) has been approved by the Required Lenders.
Non-Defaulting Lender means, at any time, each Lender that is not a Defaulting Lender at such time.
Nonrenewal Notice Date is defined in Section 2.6(a)(iv).
Notes means the Revolving Credit Notes.
Obligations means all present and future Debt, liabilities and obligations (including the Loans, the LC Exposure, the Cash Management Liabilities, and indemnity obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to Agent, any Lender, or any LC Issuer by any Loan Party under this Agreement or any of the other Loan Documents, together with all interest accruing thereon, reasonable fees, costs and expenses payable under the Loan Documents or in connection with the enforcement of rights under the Loan Documents, including (a) fees and expenses under this Agreement, and (b) interest and fees that accrue after the commencement of any proceeding under any

Debtor Relief Law naming any Loan Party or any Affiliate thereof as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
Organizational Documents means, for any Person, (a) the articles of incorporation or certificate of formation and bylaws of such Person if such Person is a corporation, (b) the articles of organization or certificate of formation and regulations or limited liability company agreement (or other similar governing document) of such Person if such Person is a limited liability company, (c) the certificate of limited partnership or certificate of formation and the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such person is not a corporation, limited liability company or limited partnership.
Other Connection Taxes means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Taxes means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4 7).
Participant is defined in Section 13.7(d).
Participant Register is defined in Section 13.7(d).
Patriot Act is defined in Section 13.11.
Permitted Debt means Debt permitted in Section 9.1.
Permitted Encumbrances means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 8.9;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 8.9;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment Liens in respect of judgments that do not constitute a Default under Section 11.1(g); and
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
provided that, the term “Permitted Encumbrances” shall not include any Lien securing Debt, except with respect to clause (e) above.
Permitted Investments means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
Permitted Liens means Liens permitted in Section 9.2.
Person means any natural person, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization of whatever nature.
Plan means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Potential Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, become a Default.
Prime Rate means, when determined, the fluctuating rate of interest most recently published by the Wall Street Journal and designated as the Prime Rate for the U.S. as published in the “Money Rates” section of the Wall Street Journal (the “Prime Index”). In the event the Prime Rate is published as a range of rates, the highest rate in the quoted range shall be the Prime Index. The Prime Rate will change when and as the Prime Index changes. The Prime Index is not necessarily the lowest rate charged by Agent for any particular class of borrowers or credit extensions. Borrower understands that Agent may make loans based on other rates as well. If the Prime Index becomes unavailable during the term of this Agreement, Agent may designate a substitute index by notice to Borrower. Borrower may obtain the current Prime Index from Agent upon Borrower’s request. Agent’s determination of the Prime Index shall be conclusive absent demonstrable error.
Proper Form means in form and substance reasonably satisfactory to Agent and its legal counsel.
Qualified ECP Guarantor means, at any time, each Company with total assets exceeding $10,000,000 or that otherwise qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Recipient means (a) Agent, (b) any Lender, and (c) any LC Issuer, as applicable.
Register is defined in Section 13.7(c).
Regulation D means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented.
Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, members, advisors or any other agent or Representative of such Person or of such Person’s Affiliates.
Release means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.
Removal Effective Date is defined in Section 12.6(b).
Report means reports prepared by Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of Borrower, after Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by Agent.
Representatives of any Person means representatives, officers, directors, members, managers, employees, consultants, contractors, attorneys, authorized agents or any other Person authorized by such Person’s Board of Directors to act on behalf of such Person.
Required Lenders means, at any time, Lenders having Total Credit Exposure representing more than 66.67% of the Total Credit Exposure of all Lenders; provided that, for any period in which there are less than three (3) Lenders, Required Lenders shall be all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
Resignation Effective Date is defined in Section 12.6(a).
Responsible Officer means (a) the president, chief executive officer, chief financial officer, chief operating officer or secretary of Borrower, or (b) another natural person who is designated in writing to Agent by Borrower as a Person authorized to take specific actions on behalf of Borrower and the other Loan Parties.
Restricted Payment means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.
Revolving Commitment means (a) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Loans and participate in LCs, in an aggregate principal amount at any time outstanding not to exceed the Revolving Committed Amount, and (b) as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and participate in LCs under this Agreement in an aggregate principal amount at any time outstanding not to exceed the Revolving Committed Amount for such Revolving Lender.
Revolving Commitment Percentage means, when determined for any Revolving Lender, the ratio of (a) the amount of the Revolving Committed Amount of such Revolving Lender to (b) the Revolving Committed Amount of all the Revolving Lenders.
Revolving Committed Amount means (a) as to all Revolving Lenders, the aggregate amount set out for the Revolving Lenders on Schedule 1(a) (as such amount may be modified at any time or from time to time pursuant to the terms of this Agreement) and (b) as to any Revolving Lender, the amount set out opposite such Revolving Lender’s name on Schedule 1(a) as its Revolving Committed Amount (as such amount may be modified at any time or from time to time pursuant to the terms of this Agreement). The aggregate Revolving Committed Amount of all Revolving Lenders on the Closing Date is $40,000,000
Revolving Credit Exposure means, when determined, (a) for any Revolving Lender, the sum of the Revolving Principal Amount and the LC Exposure of such Revolving Lender, and (b) for all Revolving Lenders, the sum of the Revolving Principal Amount and the LC Exposure of all Revolving Lenders.
Revolving Credit Facility means the revolving credit facility established pursuant to Section 2.1.
Revolving Credit Limit means, when determined, the Revolving Committed Amount of all Revolving Lenders.
Revolving Credit Note means a promissory note made by Borrower in favor of a Revolving Lender in the amount of the Revolving Committed Amount of such Revolving Lender and evidencing the Revolving Loans made by such Revolving Lender, substantially in the form attached as Exhibit A, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
Revolving Credit Termination Date means the earliest to occur of (a) June 9, 2019, (b) the date of termination of the entire Revolving Commitment by Borrower pursuant to Section 2.7, or (c) the date of termination of the Revolving Commitment pursuant to Section 11.2.
Revolving Lender means any of, and Revolving Lenders means all of, the Lenders with a Revolving Commitment. As of the Closing Date, the Revolving Lenders are set out on Schedule 1(a).
Revolving Loan means any revolving loan made to Borrower as part of a Borrowing pursuant to Section 2.1.
Revolving Principal Amount means, when determined, (a) for all Revolving Lenders, the aggregate outstanding principal balance of the Revolving Credit Notes, and (b) for any Revolving Lender, such Lender’s Revolving Commitment Percentage of the aggregate outstanding principal balance of the Revolving Credit Notes.
Sanctioned Person means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
Sanctions means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
Secured Cash Management Agreement means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
Secured Hedge Agreement means any Hedge Agreement (a) required pursuant to Section 8.17 or (b) permitted under Article IX, in each case that is entered into by and between any Loan Party and any Hedge Bank.
Secured Obligations means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement.
Secured Parties means, collectively, Agent, the Lenders, each LC Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by Agent from time to time pursuant to Section 12.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

Security Agreement means each Security and Pledge Agreement in Proper Form executed by any Loan Party, as debtor, and by Agent, as secured party, granting Agent a Lien on, and security interest in, among other things, such Loan Party’s personal property assets.
Security Documents means all Security Agreements, deeds of trust, mortgages, and all other documents executed in connection therewith, in each case to create or perfect a Lien in favor of Agent, for the ratable benefit of the Secured Parties, on the assets of the Loan Parties.
Solvent means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage and (d) the book value of the assets of such Person as set out on such Person’s balance sheet is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Specified Loan Party means any Company that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 8.19).
Subordinated Debt means all Debt of the Companies which is contractually subordinated in right of payment, collection, enforcement and lien rights to the prior payment in full of the Obligations on terms satisfactory to Agent, and includes Debt in the form of subordinated convertible debentures or subordinated promissory notes.
Subordination Agreement means each subordination agreement in Proper Form between Agent and the holders of Subordinated Debt, in each case, and as the same may be amended, restated, or supplemented.
Subsidiary of a Person (the “parent”) means, when determined, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, Controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership (i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent, and (d) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, all references in this Agreement or the Loan Documents to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or to Subsidiaries of Borrower.

Tangible Net Worth means, when determined, the sum of common stock, preferred stock, capital surplus, retained earnings and Subordinated Debt less the sum of all receivable due from shareholders and affiliates, loans receivable from shareholders and affiliates, treasury stock and the sum of all intangible assets (including, without limitation, good will, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names).
Tax Code means the Internal Revenue Code of 1986, as amended, and related rules, regulations and published interpretations.
Tax Distribution means any Distribution made by Borrower or any Subsidiary in amounts which are sufficient to permit the owners of such Borrower or Subsidiary to pay their federal, state or local income taxes (or taxes based on income) which arise solely and directly as a result of their ownership interest in such Borrower or Subsidiary, as evidenced by the applicable Borrower’s tax returns for the applicable year.
Taxes means, for any Person, all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority upon that Person, its income, or any of its properties, franchises or assets (including any applicable interest, additions to tax, or penalties applicable thereto).
Total Credit Exposure means, when determined for any Lender, the Revolving Credit Exposure of such Lender at such time.
Total Liabilities means, when determined, all obligations required by GAAP to be classified as liabilities upon the Companies’ balance sheet, including the aggregate amount of all Debt, liabilities (including tax and other proper accruals) and reserves of the Companies.
Type when used in reference to a Loan or Borrowing, refers to whether the Loan (or the Loans made in connection with a Borrowing) are Base Rate Loans or LIBOR Loans.
UCC means the Uniform Commercial Code in effect from time to time in the State of Louisiana.
Unreimbursed Amount is defined in Section 2.6(b).
U.S. means United States of America.
Whitney Bank is defined in the preamble above.
Withdrawal Liability means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Withholding Agent means any Loan Party and Agent.
1.2    Other Definitional Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified in this Agreement or in such other Loan Document:

(a)    the definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined, and whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and any reference in this Agreement to any Person shall be construed to include such Person ‘s successors and assigns;
(b)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, the words “herein”, “hereof” and “under this Agreement”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement;
(c)    the word “will” shall be construed to have the same meaning and effect as the word “shall”, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, the word “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;
(d)    in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word ‘‘through” means “to and including”; and
(e)    section headings in this Agreement and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.3    Accounting Terms. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the financial statements required by Section 8.1, except as otherwise specifically prescribed in this Agreement and, in the case of unaudited statements, without footnotes and year-end adjustments. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
1.4    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined in this Agreement shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
1.5    Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed in this

Agreement and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
1.6    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.7    Time. Unless otherwise specified, all references in this Agreement to times of day shall be references to Central time (daylight or standard, as applicable).
ARTICLE II
COMMITMENTS, LOANS, AND LCS
2.1    Credit Facilities
(a)    Revolving Credit Facility.
(ii)    Subject to Sections 6.1 and 6.2, and the other the terms and conditions of this Agreement, from time to time prior to the Revolving Credit Termination Date, each Revolving Lender agrees to make Revolving Loans to Borrower ratably in accordance its Revolving Commitment Percentage and in an aggregate principal amount which shall not cause (i) such Revolving Lender’s Revolving Credit Exposure to exceed its Revolving Committed Amount or (ii) the Revolving Credit Exposure of all Revolving Lenders to exceed the Revolving Credit Limit. Within the foregoing limits and subject to the terms and conditions of this Agreement, Borrower may borrow, repay, and re-borrow Revolving Loans. Revolving Loans may be Base Rate Loans or LIBOR Loans, as Borrower may elect, subject to the terms set out in this Agreement.
(iii)    Each Revolving Loan shall be made as part of a Borrowing and each Revolving Loan shall be made by a Revolving Lender ratably in accordance its Revolving Commitment Percentage of such Borrowing.
2.2    Method of Borrowing
(a)    By no later than 10:00 a.m. (i) on the date of the requested Borrowing of Loans that will be Base Rate Loans and (ii) three (3) Business Days prior to the date of the requested Borrowing of Loans that will be LIBOR Loans, Borrower shall telephone Agent (and in the case of a requested Base Rate Loan, Agent shall notify the Lenders) as well as submit (A) a written completed Borrowing Request to Agent.

(b)    If Borrower fails to specify (i) the Type of Loan requested, then such Loan shall be deemed to be a Base Rate Loan, or (ii) an Interest Period, then such LIBOR Loan shall be deemed to have an Interest Period of one month. All Loans made on the Closing Date shall be Base Rate Loans until the commencement of the next Interest Period, whereupon all or any portion of the Loans may be converted into LIBOR Loans in accordance with the terms of Section 2.4.
(c)    From time to time, Whitney Bank, as a Cash Management Bank, may provide certain treasury or cash management services to Borrower under which Borrower incurs Loans under the Revolving Credit Facility. While a Cash Management Agreement with Whitney Bank is in effect, Borrower may repay the Revolving Principal Amount under the terms of the Cash Management Agreement without notice. Borrower hereby authorizes Whitney Bank to honor all checks or other drafts received against the accounts subject to the Cash Management Agreement. Loans borrowed under the terms of any Cash Management Agreement between Borrower and Whitney Bank shall be Base Rate Loans in accordance with the terms of this Agreement. In the event of any conflict between the terms of any Cash Management Agreement with Whitney Bank and this Agreement, the terms of this Agreement shall control.
2.3    Funding of Loans. Upon receipt of a Borrowing Request, Agent shall promptly inform the Lenders as to the terms thereof. Each Lender shall make its Commitment Percentage of the requested Borrowing available to Agent in Dollars and in immediately available funds at Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the conditions set out in Sections 6.1 and 6.2, the amount of the requested Loans will then be made available to the applicable Borrower by Agent either by (a) crediting the account of Borrower on the books of Agent with the amount of such funds, or (b) wire transfer of such funds, in each case in accordance with instructions provided by Borrower to (and reasonably acceptable to) Agent.
2.4    Continuations and Conversions.
(a)    Subject to the terms below, Borrower shall have the option, on any Business Day prior to the Revolving Credit Termination Date, to continue existing LIBOR Loans for a subsequent Interest Period, to Convert Base Rate Loans into LIBOR Loans, or to Convert LIBOR Loans into Base Rate Loans. By no later than 10:00 a.m. (i) on the date of the requested Conversion of a LIBOR Loan to a Base Rate Loan and (ii) three (3) Business Days prior to the date of the requested Continuation of a LIBOR Loan or Conversion of a Base Rate Loan to a LIBOR Loan, Borrower shall provide telephonic notice to Agent, followed promptly by a written Continuation/Conversion Request setting out whether Borrower wishes to Continue or Convert such Loans.
(b)    Notwithstanding anything in this Agreement to the contrary, (i) except as provided in Sections 4.3 and 4.4, LIBOR Loans may only be Continued or Converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (ii) LIBOR Loans may not be Continued, nor may Base Rate Loans be Converted into LIBOR Loans, during the existence and continuation of a Default, and (iii) any request to Continue a LIBOR Loan that fails to comply with the terms hereof or any failure to request a Continuation of a LIBOR Loan at the end of an Interest Period

shall be deemed a request to Convert such LIBOR Loan to a Base Rate Loan on the last day of the applicable Interest Period.
2.5    Minimum Amounts and Interest Period Limitations. Each request for a Borrowing, Conversion, or Continuation under this Agreement shall be subject to the following requirements: (a) for LIBOR Loans it shall be in a minimum amount of the lesser of $500,000 (and in integral multiples of $100,000 in excess thereof) or the remaining amount available to be borrowed, (b) for Base Rate Loans it shall be in a minimum amount of the lesser of $500,000 (and in integral multiples of $100,000 in excess thereof) or the remaining amount available to be borrowed, and (c) there may not be more than four (4) Interest Periods in effect for all LIBOR Loans. For the purposes of this Section 2.5, all LIBOR Loans with the same Interest Periods that begin and end on the same date shall be considered as one Interest Period, but LIBOR Loans with different Interest Periods, even if they begin on the same date, shall be considered separate Interest Periods.
2.6    Letters of Credit.
(a) The LC Commitment.
(ii)    Subject to the terms and conditions set out in this Agreement, each LC Issuer agrees, from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date, to issue LCs for the account of a Borrower or any other Loan Party or make any other LC Credit Extension; provided that, an LC Issuer shall not be obligated to make any LC Credit Extension if, as of the LC Credit Extension Date, (A) the Revolving Credit Exposure would exceed the Revolving Credit Limit (after giving effect to such LC Credit Extension), (B) the LC Exposure would exceed the LC Sublimit (after giving effect to such LC Credit Extension), (C) the expiry date of such requested LC would occur more than one year after the date of issuance or beyond thirty (30) days prior to the Revolving Credit Termination Date, unless LC Issuer has approved such expiry date, (D) the LC is to be denominated in a currency other than dollars, (E) the LC is in an amount less than $100,000, (F) any Litigation shall by its terms purport to enjoin or restrain LC Issuer from making such LC Credit Extension, (G) the beneficiary of such LC does not accept the LC or any proposed amendment to, or renewal of, such LC, or (H) a Default or Potential Default exists.
(iii)    Each LC Credit Extension shall be made upon the request of Borrower delivered to LC Issuer in the form of an LC Application, appropriately completed and signed by a Responsible Officer. Such LC Application must be received by LC Issuer not later than 11:00 a.m. at least five (5) Business Days prior to the proposed LC Credit Extension Date.
(A)    In the case of a request for an initial issuance of an LC, such LC Application shall specify in form and detail satisfactory to LC Issuer (1) the proposed issuance date of the requested LC (which shall be a Business Day), (2) the amount of the requested LC, (3) the expiry date of the requested LC, (4) the name and address of the beneficiary of the requested LC, (5) the documents to be presented by such beneficiary in case of any drawing under the requested LC, (6) the full text of any certificate to be presented by such beneficiary in case of any drawing under the requested LC, and (7) such other matters as the LC Issuers may reasonably require.
(B)    In the case of a request for an amendment of any outstanding LC, such LC Application shall specify in form and detail satisfactory to LC Issuer (1) the LC to be amended, (2) the proposed date of the amendment (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as LC Issuer may reasonably require.
(iv)    Promptly after receipt of any LC Application, LC Issuer will confirm that the requested LC Credit Extension is permitted in accordance with the terms of this Agreement, then, subject to the terms and conditions hereof, LC Issuer shall, on the requested date, issue an LC for the account of the applicable Loan Party or enter into the applicable amendment, as the case may be, in each case in accordance with LC Issuer’s usual and customary business practices.
(v)    If Borrower so requests in any applicable LC Application, LC Issuer may, in its sole and absolute discretion, agree to issue an LC that has automatic renewal provisions (each, an “Auto-Renewal LC”); provided that, any such Auto Renewal LC must permit LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such LC) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such LC is issued. Unless otherwise directed by LC Issuer, Borrower shall not be required to make a specific request to LC Issuer for any such renewal. LC Issuer may elect not to renew any auto-renewal LC for any reason, including, (A) LC Issuer has reasonably determined that it would have no obligation at such time to issue such LC in its renewed form under the terms hereof (by reason of the provisions of Section 2.6(a)(i) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the Nonrenewal Notice Date (1) that beneficiary has elected not to permit such renewal or (2) that one or more of the applicable conditions specified in Section 6.2 is not then satisfied.
(b)    Drawings and Reimbursements.
(ii)    Upon receipt from the beneficiary of any LC of any notice of a drawing under such LC, LC Issuer shall notify Borrower thereof. Not later than 4:30 p.m. on the date of any payment by an LC Issuer under an LC (each such date, an “Honor Date”), Borrower shall reimburse an LC Issuer in an amount equal to the amount of such drawing. If Borrower fail to so reimburse the applicable LC Issuer by such time, Borrower shall be deemed to have requested a Base Rate Loan under the Revolving Credit Facility to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.5 for the principal amount of Loans, but subject to the conditions set out in Section

6.2. Any notice given by an LC Issuer pursuant to this Section 2.6(b)(i) may be given by telephone if immediately confirmed in writing; provided that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Loan because the conditions set out in Section 6.2 cannot be satisfied, there are not sufficient available funds under the Revolving Credit Facility, or for any other reason, Borrower shall be deemed to have incurred from LC Issuer an LC Disbursement in the amount of the Unreimbursed Amount that is not so refinanced, which LC Disbursement shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.
(c)    Obligations Absolute. The obligation of Borrower to reimburse the LC Issuers for each drawing under each LC and to repay each LC Disbursement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances. Borrower shall promptly examine a copy of each LC and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with a Borrower’s instructions or other irregularity, Borrower will immediately notify the applicable LC Issuer. Borrower shall be conclusively deemed to have waived any such claim against such LC Issuer and its correspondents unless such notice is timely given.
(d)    Cash Collateral. Upon the request of an LC Issuer, (i) if such LC Issuer has honored any full or partial drawing request under any LC and such drawing has resulted in an LC Disbursement, or (ii) if, as of the Revolving Credit Termination Date, any LC for any reason remains outstanding and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then outstanding LC Exposure in an amount equal to 105% of such LC Exposure determined as of the date of such LC Disbursement or the Revolving Credit Termination Date, as the case may be. If LCs are to be outstanding after the Revolving Credit Termination Date, not later than ten (10) Business Days prior to the Revolving Credit Termination Date, Borrower shall Cash Collateralize the LC Exposure for each such LC as provided in this Section 2.6(d). Borrower hereby grants to LC Issuer a security interest in and Lien upon all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. All such Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at LC Issuer.
(e)    Applicability of ISP98 and UCP. Unless otherwise expressly agreed by LC Issuer and Borrower when an LC Credit Extension is made (including any such agreement applicable to an Existing LC), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby LC, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998, regarding the European single currency (euro)) shall apply to each documentary LC.

(f)    Provisions Regarding Electronic Issuance of Letters of Credit. LC Issuer may adopt procedures pursuant to which Borrower may request the issuance of LCs by electronic means an LC Issuer may issue LCs based on such electronic requests. Such procedures may include the entering by Borrower into the LC Applications electronically. All the procedures, actions and documents referred to in the two preceding sentences are referred to as “Electronic Applications”. Borrower holds LC Issuer harmless with respect to actions taken by LC Issuer based upon Electronic Applications. Borrower further agrees to be bound by all the terms and provisions contained in the LC Applications, including, without limitation, the terms and provisions of the LC Applications contained on the reverse side of the paper copies thereof, including the release and indemnification provisions contained therein.
(g)    Lenders. By the issuance of any LC and without any further action on the part of any LC Issuer or any Revolving Lender in respect thereof, LC Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from LC Issuer, a participation in each such LC and the related LC Exposure, effective upon the issuance thereof without recourse or warranty, equal to such Revolving Lender’s Revolving Commitment Percentage of such LC and the LC Exposure related to such LC. LC Issuer shall provide a copy of each LC to Agent promptly after issuance thereof. This agreement to grant and acquire participations is an agreement between LC Issuer and Revolving Lenders, and neither Borrower nor any beneficiary of an LC shall be entitled to rely thereon. Borrower agrees that each Revolving Lender purchasing a participation from LC Issuer pursuant to this Section 2.6(g) may exercise all of its rights to payment against Borrower including the right of setoff, with respect to such participation as fully as if such Revolving Lender were the direct creditor of Borrower in the amount of such participations.
2.7    Reduction of Committed Amount. Borrower shall have the right, upon notice by Borrower to Agent, to permanently terminate or reduce the aggregate unused amount of the Revolving Committed Amount at any time and from time to time; provided that (a) such notice must be received by Agent not later than 10:00 a.m. five (5) Business Days prior to the date of termination or reduction, (b) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 and in integral multiples of $500,000 above such amount, and (c) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the aggregate outstanding Revolving Credit Exposure. Any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated. The Revolving Committed Amount will automatically be reduced to zero on the Revolving Credit Termination Date.
2.8    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Agent or any LC Issuer (with a copy to Agent) Borrower shall Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.9(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Agent, for the benefit of the LC Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LCs, to be applied pursuant to Section 2.8

(b). If at any time Agent determines that Cash Collateral is subject to any right or claim of any Person other than Agent and the LC Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Agent, pay or provide to Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.8 or Section 2.9 in respect of LCs shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.8 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Agent and each LC Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.9 the Person providing Cash Collateral and each LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
2.9    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(ii)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set out in the definition of Required Lenders.
(iii)    Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 3.7 shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent under this Agreement; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer under this Agreement; third, to Cash Collateralize the Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.8; fourth, as Borrower may request (so long as no Default or Potential Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future LCs issued under this Agreement, in accordance with Section 2.8; sixth, to the payment of any amounts owing to the Lenders or the LC Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the LC Issuers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Potential Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related LCs were issued at a time when the conditions set out in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Commitments under the Revolving Credit Facility giving effect to Section 2.9(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.9(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iv)    Certain Fees. No Defaulting Lender shall be entitled to receive any applicable commitment fee or unused fee (if any) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). Each Defaulting Lender shall be entitled to receive LC Fees under Section 3.8 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of LCs for which it has provided Cash Collateral pursuant to Section 2.8.
(v)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set out in Section 6.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Committed Amount. No reallocation under this Agreement shall constitute a waiver or release of any claim of any party under this Agreement against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(vi)    Cash Collateral. If the reallocation described in Section 2.9(a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it under this Agreement or under law, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.8.
(b)    Defaulting Lender Cure. If Borrower, Agent and LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in LCs to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.9(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    Letters of Credit. So long as any Lender is a Defaulting Lender, no LC Issuer shall be required to issue, extend, renew or increase any LC unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

INTEREST, FEES, AND PAYMENTS

3.1    Interest Rates.
(a)    Interest. All Base Rate Loans shall accrue interest at the Base Rate plus the Applicable Margin for Base Rate Loans. Each LIBOR Loan shall accrue interest at LIBOR applicable to such Loan plus the Applicable Margin for LIBOR Loans.
(b)    Default Rate. Upon the occurrence, and during the continuation, of a Default, interest on the Revolving Principal Amount and any other amounts owing under this Agreement or under the other Loan Documents, shall accrue interest at a per annum rate equal to the Default Rate.
(c)    Late Payment and NSF Charges. In the event any installment payment of principal and/or interest is more than ten (10) days past due, Borrower promises to pay, in addition to the amount otherwise due hereunder, a delinquency charge of 5.00% of the unpaid portion of the regularly schedule payment, but not more than $1,000.00. In the event that any payment hereunder by check or preauthorized charge is later dishonored or returned to any Lender unpaid due to insufficient funds, Borrower agrees to pay to such applicable Lender an additional NSF check charge equal to $25.00.
3.2    Payment of Principal and Interest.
(a)    Revolving Credit Facility.
(ii)    Accrued and unpaid interest on the Revolving Principal Amount shall be due and payable (A) for Base Rate Loans, on the last Business Day of each month commencing June 30, 2017 and continuing on the last day of each month thereafter, (B) for LIBOR Loans, on the last Business Day of each month, and (C) on the Revolving Credit Termination Date.
(iii)    The Revolving Principal Amount shall be due and payable in full on the Revolving Credit Termination Date.
(b)    Payment of Default Rate Interest. Notwithstanding the foregoing, interest payable in the Default Rate shall be payable from time to time on written demand from Agent to Borrower.
(c)    Payment in Full at Maturity. On the Revolving Credit Termination Date, Borrower unconditionally promises to pay in full, and there shall become due and payable in full, the entire outstanding Revolving Principal Amount, together with accrued and unpaid interest and all fees and other sums then owing under the Loan Documents, including, without limitation, the amounts needed to Cash Collateralize all outstanding LC Exposure and to satisfy all other Obligations then owing.
3.3    Prepayments.
(a)    Voluntary Prepayment. Borrower may prepay all or any part of the Revolving Principal Amount at any time without premium or penalty upon notice to Agent. Each voluntary prepayment is subject to the following conditions:

(ii)    Agent must receive Borrower’s written or telephonic prepayment notice not later than 11:00 a.m. (A) three (3) Business Days’ prior to any date of prepayment of LIBOR Loans and (B) on the date of prepayment of Base Rate Loans;
(iii)    Borrower’s prepayment notice shall (A) specify the prepayment date, (B) specify the amount of the Loan to be prepaid, (C) specify whether the Revolving Principal Amount is being prepaid (and if not specified, such prepayment will be applied to the Revolving Principal Amount), and (D) constitute an irrevocable and binding obligation of Borrower to make a prepayment in such amount on the designated prepayment date; and
(iv)    each such partial prepayment of (A) LIBOR Loans shall be in the minimum principal amount of $100,000 and integral multiples of $10,000 and (B) Base Rate Loans shall be in the minimum principal amount of $100,000 and integral multiples of $10,000 or, in the case of clauses (A) and (B), if less than such minimum amounts, the entire principal amount thereof then outstanding;
(b)    Mandatory Prepayment.
(ii)    If at any time the Revolving Credit Exposure (for any Revolving Lender or for all Revolving Lenders) exceeds the Revolving Credit Limit, Borrower shall immediately prepay the outstanding Revolving Loans by the amount of the excess plus all accrued and unpaid interest on the amount so prepaid or, if no (or insufficient) Revolving Loans are outstanding, Borrower shall Cash Collateralize the LC Exposure.
(iii)    On the date such amounts are received by, or for the account of, Borrower (or the applicable Loan Party) on or after the date hereof, the following amounts shall be paid to Agent for the ratable benefit of the Lenders in the form received with any necessary endorsement or assignment:
(A)    100% of all cash capital contributions and any Net Proceeds from the issuance of any Equity Interests which are used for a purpose other than Capital Expenditures;
(B)    100% of any Net Proceeds in excess of $2,000,000 in the aggregate over the term of this Agreement in respect of any casualty event affecting Collateral; provided that, if within 20 days after the date of such casualty event, Borrower shall notify Agent that it wishes to reinvest such Net Proceeds to replace the damaged assets, then Borrower shall be permitted to defer such prepayment for a period of up to 180 days after the date the applicable Borrower receives such Net Proceeds and on such 180th day shall be required to make such prepayment to the extent that such reinvestment has not been made;
(C)    100% of all Net Proceeds from an Eminent Domain Event; and
(D)    100% of the Net Proceeds from the Disposition of any Collateral, except for (i) those Dispositions of equipment that occur in the ordinary course of business in connection with replacing used or obsolete equipment, when the proceeds of such Disposition are used to purchase replacement equipment within 90 days from the date of such Disposition and (ii) those Dispositions of real property owned by any Loan Party permitted under Section 9.4, including the Subject Disposition.
(c)    Application of Prepayments.
(ii)    All prepayments under Section 3.3(a) shall be applied for payments under the Revolving Credit Facility, to the Revolving Principal Amount with no corresponding reduction in the Revolving Committed Amount.
(iii)    All prepayments under Section 3.3(b) shall be applied (A) as to the Revolving Credit Facility (1) first, to Cash Collateralize LC Exposure until all the LC Exposure is Cash Collateralized, (2) second, to the Cash Management Liabilities and Hedge Liabilities (other than Excluded Hedge Liabilities), and (3) third, to the Revolving Principal Amount, (B) as between Base Rate Loans and LIBOR Loans, first to Base Rate Loans, and second to LIBOR Loans in direct order of Interest Period maturities (applied first against those soonest to mature), and (C) accompanied by the interest on the principal amount prepaid through the date of prepayment.
(iv)    Amounts prepaid pursuant to this Section 3.3 shall be applied based on each Lender’s respective Commitment Percentages.
3.4    Computations of Interest and Fees.
(a)    Calculation of Interest. All computations of interest and fees under this Agreement shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and including the first date of Borrowing (or from the date of any Continuation or Conversion thereof) to but excluding the last day occurring in the period for which such interest is payable.
(b)    Maximum Rate. It is the intent of the Lenders and Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity date of the Obligations), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum non-usurious amount permissible under applicable Law. If, from any possible construction of any of the Loan Documents or any other document, interest would otherwise be payable in excess of the maximum non-usurious amount, any such construction shall be subject to the provisions of this paragraph and interest owing pursuant to such documents shall be automatically reduced to the maximum non-usurious amount permitted under applicable Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable Law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Debt evidenced by any of the Loan Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum non-usurious amount permitted by applicable Law.
3.5    General Payment Terms.
(a)    Payments by Borrower. Except as otherwise expressly provided in this Agreement (i) all payments by Borrower under this Agreement shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein, (ii) Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office, and (iii) all payments received by Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.
(b)    Payment Dates. If any payment or prepayment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(c)    Advances by Agent. Unless Borrower or any Lender has notified Agent, prior to the time any payment is required to be made by it to Agent under this Agreement, that Borrower or such Lender, as the case may be, will not make such payment, Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to Agent in Dollars and in immediately available funds, then:
(ii)    if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Agent the portion of such assumed payment that was made available to such Lender in Dollars and in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Agent to such Lender to the date such amount is repaid to Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(iii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to Agent the amount thereof in Dollars and in immediately available funds, together with interest thereon for the period from the date such amount was made available by Agent to Borrower to the date such amount is recovered by Agent at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon Agent’s demand therefor, Agent may make a demand therefor upon Borrower, and Borrower shall pay such amount to Agent, together with interest thereon for the period from the date such amount was made available by Agent to Borrower to the date such amount is recovered by Agent at a rate per annum equal to the rate of interest applicable to such Borrowing. Nothing in this Agreement shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Agent or Borrower may have against any Lender as a result of any default by such Lender under this Agreement.
A notice of Agent to any Lender or Borrower with respect to any amount owing under this Section 3.5(c) shall be conclusive, absent manifest error.
(d)    Several Obligations. The obligations of the Lenders under this Agreement to make Loans and to fund or purchase participation interests in LCs are several and not joint. The failure of any Lender to make any Loan or to fund or purchase any participation interest on any date required under this Agreement shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or fund its participation interest.
(e)    Funding Offices. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Notes. The obligation of Borrower to repay the Revolving Loans shall be evidenced by Revolving Credit Notes executed by Borrower and payable to the order of each Revolving Lender in the principal amount of such Revolving Lender’s Revolving Committed Amount.
(g)    Lender. If any Lender shall fail to make any payment required to be made by it pursuant to Section 3.5(c) or Section 3.6, then Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
3.6    Pro Rata Treatment and Sharing of Payments.
(a)    Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Loan, each payment of interest, each payment of fees (other than administrative fees paid to Agent for its own account), each Conversion or Continuation and each reduction in the Revolving Committed Amount shall be allocated pro rata among the relevant Lenders in accordance with their Commitment Percentages; provided that, if any Lender shall have failed to pay its Commitment Percentage of any Loan or purchase or fund its participation interest in any LC, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.6 shall instead be payable to Agent until the share of such Loan or such participation interest not purchased or funded by such Lender has been purchased or funded unless such Lender’s obligations are the subject of a good faith dispute.
(b)    In the event any principal, interest, fee or other amount paid to any Lender pursuant to this Agreement or any other Loan Document is rescinded or must otherwise be returned by Agent, (i) such principal, interest, fee or other amount that had been satisfied by such payment shall be revived, reinstated and continued in full force and effect as if such payment had not occurred and (ii) such Lender shall, upon the request of Agent, repay to Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by Agent until the date Agent receives such repayment at a rate per annum equal to the Federal Funds Rate if repaid within two (2) Business Days after such request and thereafter the Base Rate plus the Applicable Margin for Base Rate Loans.
(c)    Lenders agree among themselves that, except to the extent otherwise provided in this Agreement, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Law or other similar law or otherwise, or by any other means,
(ii)    in excess of its Commitment Percentage of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective Commitment Percentages; or
(iii)    such payment shall be rescinded or must otherwise be returned, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise returned.
Borrower agrees that (A) any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation and (B) the Obligations that have been satisfied by a payment that has been rescinded or otherwise returned shall be revived, reinstated and continued in full force and effect as if such payment had not occurred.

(d)    Except as otherwise expressly provided in this Agreement, if any Lender or Agent shall fail to remit to any other Lender or Agent an amount payable by such Lender or Agent to such other Lender or Agent pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable Debtor Relief Law or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.6 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.6 to share in the benefits of any recovery on such secured claim.
3.7    Right of Setoff. If any Default shall have occurred and be continuing, each Lender, each LC Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply all property of Borrower or any other Loan Party, including any such property Borrower or such Loan Party holds jointly with someone else, that is now or hereafter on deposit with, in the possession of, under the control of or held by such Lender, LC Issuer or any such Affiliate, including, without limitation, all cash, deposit accounts, funds on deposit, instruments, certificates of deposit, items, chattel paper, and other property (except IRA, pension, other tax-deferred retirement accounts and any accounts or property held in a trust or fiduciary capacity for which set off would be prohibited by law), together with all property added to or substituted for any of the foregoing, and all interest, dividends, income, fruits, accessions and proceeds of any of the foregoing against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such LC Issuer or their respective Affiliates, irrespective of whether or not such Lender, LC Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such LC Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 2.8 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent, the LC Issuers, and the Lenders, and (b) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each LC Issuer and their respective Affiliates under this Section 3.7 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such LC Issuer or their respective Affiliates may have. Each Lender and LC Issuer agrees to notify Borrower and Agent promptly after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application. Each Loan Party releases each Lender, LC Issuer and each of their respective Affiliates from any obligation with respect to the collateral including any obligation to collect any proceeds of or preserve any of each Loan Party’s rights, including, without limitation, rights against prior parties, in any collateral in which Bank possesses a security interest. Any responsibility of any Lender or LC Issuer with respect to any collateral in which such Lender or LC Issuer possesses a security interest, whether arising contractually or as a matter of law, is hereby expressly waived.

3.8    Fees.
(a)    LC Fees. For each LC, Borrower shall pay to Agent for the ratable benefit of Revolving Lenders a per annum letter of credit fee payable quarterly in arrears in an amount equal to the Applicable Margin for LIBOR Loans on the stated amount of such LC. At the time of issuance of each LC, Borrower shall also pay to Agent for the account of the applicable LC Issuer a fronting fee in an amount equal to the greater of (i) 2.00% of the stated amount of such LC and (ii) $500. In addition, Borrower shall pay to LC Issuer (i) at the time of issuance, or any renewal, of any LC, an issuance fee of 0.15% of the stated amount of such LC plus all out-of-pocket costs incurred by LC Issuer in connection with the issuance of such LC, (ii) upon the payment of any LC, all applicable payment fees, and (iii) upon the amendment (including the extension) of any LC, all applicable amendment fees.
(b)    Unused Fee-Revolving Credit Facility. The Borrower shall pay to the Agent, for the ratable benefit of each Revolving Lender based on its Revolving Committed Amount, a per annum fee equal to 0.40% for each day during the period of determination multiplied by the amount by which the then Revolving Committed Amount for all Revolving Lenders on such day exceeds the Revolving Principal Amount outstanding on such day. This fee shall commence to accrue on the Closing Date and shall be due and payable quarterly in arrears (as well as on the Revolving Credit Termination Date and on any date that the Revolving Committed Amount is reduced) for the quarter period (or portion thereof) then ending, beginning with the first of such dates to occur after the Closing Date.
(c)    Fees Generally. The fees provided for in this Section 3.8 shall be fully earned when paid and shall not be refundable for any reason whatsoever.
ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY
4.1    Taxes.
(a)    LC Issuer. For purposes of this Section 4.1, the term “Lender” includes LC Issuer.
(b)    Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.1) the applicable

Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this Section 4.1.
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.1 such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(g)    Status of Lenders.
(ii)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Tax Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Tax Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1(g)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iv)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
4.2    Increased Costs.

(a)	Increased Costs Generally. If any Change in Law shall:
(ii)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or any LC Issuer;
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b), (c) and (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iv)    impose on any Lender or any LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any LC or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, Converting to, Continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such LC Issuer or such other Recipient of participating in, issuing or maintaining any LC (or of maintaining its obligation to participate in or to issue any LC), or to reduce the amount of any sum received or receivable by such Lender, LC Issuer or other Recipient under this Agreement (whether of principal, interest or any other amount) then, upon request of such Lender, LC Issuer or other Recipient, Borrower will pay to such Lender, LC Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in LCs held by, such Lender, or the LC issued by any LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting out the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in Sections 4.2(a) or (b) above, and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation; provided that, Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or LC Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
4.3    Illegality. If a Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Lender to Borrower, any obligation of such Lender to make or Continue LIBOR Loans or to Convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender, prepay or, if applicable, Convert all applicable LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or Conversion, Borrower shall also pay accrued interest on the amount so prepaid or Converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
4.4    Inability to Determine LIBOR. If Agent determines that for any reason adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or that LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Borrower. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended until Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, Conversion to or Continuation of a LIBOR Loan or, failing that, will be deemed to have converted such request into a request for a Borrowing of a Base Rate Loan in the amount specified therein.

4.5    Funding Losses. Upon demand of any Lender from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)    any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to borrow, Continue, Convert or prepay any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower, including any loss, cost or expense (other than loss of the Applicable Margin) arising from the liquidation or reemployment of funds obtained by such Lender to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by Borrower to a Lender under this Section 4.5, such Lender shall be deemed to have funded each LIBOR Loan at LIBOR used in determining LIBOR for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.
4.6    Requests for Compensation. A certificate of a Lender claiming compensation under this Article IV and setting out the additional amount or amounts to be paid to it under this Agreement shall be conclusive in the absence of manifest error. In determining such amount, a Lender may use any reasonable averaging and attribution methods.
4.7    Mitigation of Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.2, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans under this Agreement or to assign its rights and obligations under this Agreement to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or Section 4.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 4.2, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with

Section 4.7(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.1 or Section 4.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(ii)    Borrower shall have paid to Agent the assignment fee (if any) specified in Section 13.7;
(iii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Exposure, accrued interest thereon, accrued fees and all other amounts payable to it under this Agreement and under the other Loan Documents (including any amounts under Section 4.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(iv)    in the case of any such assignment resulting from a claim for compensation under Section 4.2 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;
(v)    such assignment does not conflict with applicable Law; and
(vi)    in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
4.8    Survival. All of Borrower’s obligations under this Article IV shall survive termination of the Commitments and repayment of all Obligations.
ARTICLE V

COLLATERAL AND GUARANTIES
5.1    Collateral. To secure full and complete payment and performance of the Obligations, each Loan Party shall execute and deliver, or cause to be executed and delivered, the Security Documents described below pledging to Agent a first priority Lien (subject to Permitted Liens, as applicable) on the assets of the Loan Parties (together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, the “Collateral”):

(a)    Borrower and each other Company shall execute and deliver a Security Agreement under which it shall grant to Agent a first priority security interest in, and Lien on, all of the following: accounts; accounts receivable; inventory; goods; equipment; machinery; chattel paper; documents; instruments; deposit accounts; general intangibles; and all products, proceeds and accessions to or improvements of, each of the foregoing. Notwithstanding the foregoing, any Loan Party that is a Domestic Subsidiary which is a CFC Holdco and any Loan Party that is a Foreign Subsidiary will not be required to execute a Security Agreement if such Security Agreement by CFC Holdco or such Foreign Subsidiary would, in the good faith judgment of Borrower, result in adverse income tax consequences to the Loan Parties, taken as a whole, under Section 956 of the Internal Revenue Code taking into account actual anticipated repatriation of funds, foreign tax credits and all relevant factors so long as CFC Holdco or such Foreign Subsidiary, as the case may be, does not grant a Lien on its assets to secure other Debt of the Loan Parties which would result in substantially similar tax consequences.
(b)    Each Loan Party will cause 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of Agent for the benefit of Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as Agent shall reasonably request
(c)    Borrower and each other Company shall execute and deliver a Security Agreement or assignment under which it shall grant to Agent a first priority security interest in, and Lien upon, all of its patents, trademarks, trade names, and all other intellectual property whether now owned or hereafter acquired, and all products and proceeds thereof.
(d)    If any material assets (other than real property) are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreements upon acquisition thereof), Borrower will (A) notify Agent and the Lenders thereof, and, if requested by Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (B) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by Agent to grant and perfect such Liens, including actions described in clause (ii) of this Section 5.1, all at the expense of the Loan Parties.
5.2    UCC Financing Statements. Borrower and each other Loan Party hereby authorizes Agent to file, and agrees to execute, if requested, financing statements, continuation statements, or termination statements (each in Proper Form), or take other action reasonably requested by Agent relating to the Collateral, including any Lien search required by Agent.
5.3    Additional Borrowers. Each Company (other than Borrower) shall guarantee the complete payment and performance of the Secured Obligations and Additional Secured Obligations (excluding Excluded Hedge Obligations) by executing and delivering a Guaranty to Agent on the Closing Date (for each Company in existence on the Closing Date), and for each Company formed or acquired after the Closing Date, within ten (10) Business Days after such Company is formed or acquired. Notwithstanding the foregoing, any Loan Party that is a Domestic Subsidiary which is a CFC Holdco and any Foreign Subsidiary will not be required to become a Guarantor if such Guarantee by CFC Holdco or such Foreign Subsidiary would, in the good faith judgment of Borrower, result in adverse income tax consequences to the Loan Parties, taken as a whole, under Section 956 of the Internal Revenue Code taking into account actual anticipated repatriation of funds, foreign tax credits and all relevant factors so long as CFC Holdco or such Foreign Subsidiary, as the case may be, does not Guarantee other Debt of the Loan Parties which would result in substantially similar tax consequences. Notwithstanding the foregoing, Gulf Marine Fabricators, Limited Partner, L.L.C., Gulf Marine Fabricators General Partner, L.L.C. and Gulf Marine Fabricators, L.P. shall not be required to provide collateral security as otherwise required by the Borrower’s Subsidiaries under this Agreement. Nothing in this Section 5.3 shall be construed as permitting the acquisition or creation of a Subsidiary by Borrower; provided that, the Loan Parties shall give written notice to the Agent not less than ten (10) Business Days prior to creating such Subsidiary that will become a Loan Party pursuant to, or as required by, this Agreement (or such shorter period of time as agreed to by the Agent in its reasonable discretion), or acquiring the Equity Interests of any such Person (in any case in this Section 5.3, a “New Loan Party”). In connection with the foregoing, the Loan Parties shall deliver to the Agent, with respect to each New Loan Party, (a) to the extent such New Loan Party will become a “Borrower” under this Agreement and the other Loan Documents, (i) a Borrower Joinder Agreement and (ii) an amendment to this Agreement as Agent may request to incorporate such New Loan Party as a Borrower into the terms, conditions and provisions of this Agreement, and (b) in all cases, the Loan Documents (including but not limited to, a Guaranty (to the extent such New Loan Party will not become a Borrower) and the Security Documents) and substantially the same documentation required pursuant to this Article V and Sections 6.1(b), (c), (i), (j), (k) and (m) and such other documents or agreements as the Agent may reasonably request.
5.4    Further Assurances; Collateral. Each Loan Party (at its expense) shall obtain, or cooperate with Agent to obtain, agreements, documents, instruments, and papers (all in Proper Form) as Agent may from time to time request to attach or preserve the attachment, and to perfect or preserve the perfection and priority, of Agent’s security interests granted under the Loan Documents (including, landlord subordination agreements, creditor and mortgagee subordination agreements, and Lien release documents). Borrower hereby appoints and empowers Agent or its representatives, as its attorney‑in‑fact, to execute and/or endorse (and file, as appropriate) on its behalf any documents, agreements, papers, checks, financing statements and other documents which, in Agent’s sole judgment, are necessary to be executed, endorsed and/or filed in order to (a) perfect or preserve the perfection and priority of Agent’s security interests granted under the Loan Documents and (b) collect or realize upon the Collateral or otherwise exercise its rights and remedies under any of the Loan Documents or applicable Law.
5.5    Liens Granted to Agent. Liens granted to Agent under the Loan Documents are granted to Agent for the ratable benefit of the Secured Parties.
ARTICLE VI

CONDITIONS PRECEDENT
6.1    Initial Credit Extension. The obligations of the Lenders to make Loans and of the LC Issuers to issue LCs under this Agreement shall not become effective until the date on which Agent has received each of the following in Proper Form (or has waived in writing the requirement in accordance with Section 13.8):
(a)    Executed Loan Documents; Perfected Liens. (i) Receipt by Agent of duly executed copies of this Credit Agreement, the Notes in favor of each Lender, the Security Documents, and the other Loan Documents, and (ii) Liens granted to Agent under the Loan Documents have been perfected in accordance with applicable Law.
(b)    Corporate Documents. Receipt by Agent of the following:
(ii)    Documents. The Organizational Documents of each Loan Party that is a legal entity certified by a Responsible Officer of such Loan Party and reasonably acceptable to Agent.
(iii)    Resolutions. Copies of resolutions of the Board of Directors of Borrower and each other Loan Party that is a legal entity approving the transactions contemplated by this Credit Agreement and authorizing certain officers of Borrower to negotiate, execute, and deliver the Loan Documents, certified by a secretary or assistant secretary of Borrower to be true and correct and in full force and effect as of the Closing Date.
(iv)    Incumbency. An incumbency certificate of Borrower and each other Loan Party that is a legal entity certified by a secretary or assistant secretary of Borrower or such Loan Party to be true and correct as of the Closing Date.
(v)    Good Standing. Copies of certificates of good standing, existence, or their equivalent with respect to Borrower and each Loan Party that is a legal entity, certified as of a recent date by the appropriate Governmental Authority of the state of its organization and, to the extent requested by Agent, each other state in which it is qualified to do business.
(c)    Opinions of Counsel. Receipt by Agent of such opinions from legal counsel to Borrower and each other Loan Party, addressed to the Agent and Lenders, dated as of the Closing Date, and covering matters that customarily are addressed in connection with the transactions contemplated by this Credit Agreement.
(d)    Financial Statements. Receipt by Agent of (i) the financial statements (including balance sheets, income statements and cash flow statements) of Borrower and their respective Subsidiaries for the fiscal year ended December 31, 2016, (ii) financial statements (including balance sheets, income statements and cash flow statements) of Borrower and their respective Subsidiaries for the fiscal quarter ended March 31, 2017, and (iii) such other financial information regarding Borrower and each other Loan Party as Agent may reasonably request.
(e)    Compliance Certificate. Agent shall have received a Compliance Certificate demonstrating Borrower’s compliance, on a pro forma basis, with the financial covenants under Article X below.

(f)    Existing Indebtedness of the Loan Parties. All of the existing Indebtedness for borrowed money of Borrower (other than Indebtedness permitted to exist pursuant to Section 9.1) shall be repaid in full and all guarantees and security interests related thereto shall be terminated on or prior to the Closing Date.
(g)    Borrowing Request. Agent shall have received a Borrowing Request with respect to Loans, if any, to be made on the Closing Date.
(h)    Litigation. There shall be no material Litigation or material investigations pending or, to the knowledge of Borrower or any other Loan Party, threatened against Borrower or any other Loan Party which have not been disclosed to Agent in writing and which could have or could reasonably be expected to have a Material Adverse Effect.
(i)    Officer’s Certificate. Agent shall have received a certificate or certificates executed by a Responsible Officer as of the Closing Date stating that (i)  Borrower and each other Loan Party is in compliance in all material respects with all existing material financial obligations, (ii) no Litigation or investigation is pending or, to such Responsible Officer’s knowledge, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect Borrower or any other Loan Party or any transaction contemplated by the Loan Documents, (iii) the financial statements and information delivered to the Lenders on or before the Closing Date were prepared in good faith and in accordance with GAAP except to the extent of items that are immaterial in the aggregate and except that the financial statements are unaudited and are subject to year-end adjustments, and (iv) immediately after giving effect to this Agreement, the other Loan Documents, and all the transactions contemplated therein to occur on such date, (A) no Potential Default or Default exists, (B) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects on and as of the date made or deemed made, and (C) Borrower and the other Loan Parties are Solvent.
(j)    Insurance. Evidence of all insurance policies required by Section 8.6, together with loss payable endorsements in favor of Agent with respect to all insurance policies covering Collateral.
(k)    Lien Searches. Agent shall have received the results of a Lien search (including, to the extent required by Agent, a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory to Agent, made against Borrower or any other Company under the UCC (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the UCC should be made to evidence or perfect security interests in all assets of Borrower or any such Loan Party, indicating among other things that the assets of Borrower and each such other Company are free and clear of any Lien (except for Permitted Liens) and those Liens to be terminated on the Closing Date.
(l)    Consents; Defaults.
(ii)    Governmental and Third Party Approvals. Borrower and the other Loan Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents, and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on Borrower or any other Loan Party or such other transactions or that could seek or threaten any of the foregoing, and no Law or regulation shall be applicable which in the reasonable judgment of Agent could reasonably be expected to have such effect.
(iii)    No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consumption of the transactions contemplated hereby or thereby, or which, in Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.
(iv)    No Default. No Potential Default or Default shall exist.
(m)    Reserved.
(n)    Pledged Equity Interests; Stock Powers; Pledged Notes. Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement (if any), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(o)    Tax Identification Number; KYC Requirements; Other Due Diligence. Agent and Lenders shall have received the tax identification number or social security number and driver’s license, as the case may be, and other background or identification information of each Loan Party and Agent and Lenders shall have completed all “know your customer” requirements, background checks and other due diligence (including legal, tax and other regulatory matters) on Borrower, Guarantors and other senior management and “key personnel” (as identified by Agent and Lenders) of the Companies and the transactions contemplated by the Loan Documents, in any case as required by Agent and Lenders.
(p)    Fees and Expenses. Payment by Borrower of all fees and expenses invoiced by, and owed by it to, Agent or any Lender and evidence that the costs and expenses (including reasonable attorneys’ fees) have been paid in full by Borrower.
(q)    Material Adverse Event. Since December 31, 2016, there has occurred no Material Adverse Event.

(r)    Other. Receipt by the Agent and Lenders of such other documents, instruments, agreements or information as reasonably requested by Agent or any Lender.
6.2    Conditions to All Credit Extensions. The obligation of Lenders to make any Loan or LC Issuer to issue any LC (including the initial Revolving Loan and the initial LC) is subject to (a) receipt by Agent, of the items required by Section 2.4 and Section 2.6, as applicable, and such additional approvals, opinions or documents as Agent may reasonably request, (b) all of the representations and warranties contained in Article VII hereof and the other Loan Documents being true and correct on and as of the date of such Credit Extension, with the same force and effect as if such representations and warranties had been made on and as of such date, (c) no Material Adverse Event has occurred, and (d) no Default or Potential Default is existing and continuing. Each Borrowing Request, Conversion/Continuation Request, and LC Application delivered to Agent constitutes a representation and warranty by Borrower that the conditions in this Section 6.2 are true and correct in all material respects.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES
To induce Agent, LC Issuers, and Lenders to enter into this Agreement, the Companies (and as to Sections in this Article VII below that are expressly applicable to the other Loan Parties) represent and warrant to Agent and Lenders that:
7.1    Existence and Power. Each Company (a) is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized, (b) is qualified to do business and is in good standing in all jurisdictions where such qualification is required (except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect), (c) has the necessary power and authority, and all necessary permits, licenses, franchises, patents, copyrights, trademarks and trade names, or rights, to conduct its business, and (d) has the necessary power and authority to execute this Agreement and the other Loan Documents to which it is a party.
7.2    Authorization and No Conflicts. The execution and delivery by each Loan Party of the Loan Documents to which it is a party, and each Loan Party’s performance of its obligations under the Loan Documents, (a) have been duly authorized by such Loan Party that is a legal entity, (b) with respect to each Loan Party that is a legal entity, do not conflict with any of its Organizational Documents, (c) do not conflict with any Law or Material Contract by which such Loan Party is bound, (d) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and (e) will not result in the creation or imposition of any Lien on any of its assets, except those in favor of Agent.
7.3    Enforceability. Each Loan Document has been duly executed and delivered to Agent by each Loan Party which is a party to it, and each such Loan Document constitutes a legal, valid, and binding obligation of the Loan Party thereto and is enforceable against such Loan Party in accordance with its respective terms, except as enforceability may be limited by applicable Debtor Relief Laws, other laws of general application relating to the enforcement of creditors’ rights, and general principles of equity.

7.4    Subsidiaries.
(a)    For each Subsidiary of Borrower, Schedule 7.4 sets out such Person’s name, address, U.S. taxpayer identification number, entity type and jurisdiction of organization, the amount of issued and outstanding Equity Interests of such Person, and the names of the owners of its Equity Interests as of the Closing Date.
(b)    Except as set out on Schedule 7.4, (i) Borrower and each of its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it in said Schedule, (ii) all of the issued and outstanding Equity Interests of each such Person is validly issued, fully paid, and non-assessable, and (iii) there are no outstanding options, warrants or other rights with respect to such Equity Interests.
(c)    There are no restrictions on the right or ability of Borrower’s Subsidiaries to pay dividends or make Distributions to Borrower.
7.5    Debt. No Company has any Debt except Permitted Debt.
7.6    Liens.
(a)    No Lien exists on any asset of any Company, other than Permitted Liens.
(b)    The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of Agent pursuant to any applicable Law and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent Agent has not obtained or does not maintain possession of such Collateral.
7.7    Ownership and Location of Assets.
(a)    Schedule 7.7 sets out (i) a complete and correct list of all real property interests held by the Companies indicating in each case whether the respective property is owned or leased, the identity of the owner or lessee, and the location of the respective property, and (ii) the location of all of the inventory, equipment or goods for each Company (other than goods on consignment, in transit, or in the possession of a Person under the terms of a contract with a Company).
(b)    Each Company has (i) indefeasible title to its real property, (ii) a vested leasehold interest in all of its material leased properties, and (iii) good and marketable title to its personal property, except, in each case, for (A) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (B) Permitted Liens.

7.8    Intellectual Property. Each Company owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business and its use thereof does not infringe on the rights of any Person (and no claim of infringement has been made), other than infringements or claims which, if successfully asserted against or determined adversely to any Company, could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.
7.9    Place of Business. The location of each Company’s place of business or chief executive office is set out on Schedule 7.7. The books and records of each Company are located at its place of business or chief executive office.
7.10    Financial Information.
(a)    The Companies have delivered to Agent, on or about the Closing Date, financial statements of each Company (consisting of a balance sheet and statement of income) for the three-month period ended March 31, 2017. In each case such financial statements (including, in each case, any notes thereto) fairly present, in all material respects, the financial condition and results of operations, changes in stockholders’ equity and cash flows for the Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.
(b)    There has been no Material Adverse Event since December 31, 2016.
7.11    Compliance with Laws. Each Loan Party is in compliance with all Laws applicable to it or to its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
7.12    Funded Debt; Material Contracts. No Loan Party is a party to any Funded Debt agreement other than the Loan Documents. No Loan Party is in violation of, or default under, any Material Contract or Funded Debt obligation to which it is a party beyond any applicable grace or cure period except where such violation or default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
7.13    Litigation. For each Loan Party, there is no Litigation pending, or to such Loan Party’s knowledge, threatened in writing, involving any Loan Party or any Subsidiary of any Company which (a) purports to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated by the Loan Documents, or (b) would reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments, arbitration awards or unpaid settlement agreements against any Loan Party or any Subsidiary of any Company.
7.14    Taxes. All tax returns of each Loan Party and each Subsidiary of any Company required to be filed have been timely filed (or extensions have been granted) and all Taxes imposed upon any Loan Party or any Subsidiary of any Company that are due and payable have been paid before delinquency, other than (a) taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserves (or other provision required by GAAP) have been established in accordance with GAAP, or (b) the failure to pay ad valorem, property, franchise, or similar Taxes or levies do not materially affect any Loan Parties’ or any such Subsidiary’s operations or assets if such Loan Party or such Subsidiary has not received notice of such failure from the applicable Governmental Authority. Loan Parties know of no pending investigation, other than audits in the ordinary course of business, of any Loan Party or any Subsidiary of any Company by any Governmental Authority or of any pending but unassessed tax liability of any Loan Party or any Subsidiary of any Company.
7.15    Environmental Matters. Except as disclosed in any environmental reports provided to Agent or otherwise disclosed in writing to Agent, each Loan Party and each Subsidiary of each Company and its properties are in compliance in all material respects with all applicable Environmental Laws and no Loan Party or any Subsidiary of any Company is subject to any liability or obligation for remedial action thereunder. There is no pending or, to Loan Parties’ knowledge, threatened investigation or inquiry by any Governmental Authority of any Loan Party or any Subsidiary of any Company, or any of their respective properties pertaining to any Hazardous Substance. Except as disclosed in any environmental reports provided to Agent or otherwise disclosed in writing to Agent and except in the ordinary course of business and in compliance with all Environmental Laws, (a) there are no Hazardous Substances located on or under any of the properties of any Loan Party or any Subsidiary of any Company, and (b) no Loan Party or any Subsidiary of any Company has caused or permitted any Hazardous Substance to be disposed of on or under or released from any of its properties that could reasonably be expected to have a Material Adverse Effect. Each Company has obtained all permits, licenses, and authorizations which are required under and by all Environmental Laws, except for such permits, licenses, and authorizations which, if not obtained, would result in a Material Adverse Effect.
7.16    Insurance. The Companies maintain insurance required under Section 8.6.
7.17    Margin Regulations. No Loan Party and no Subsidiary of any Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Credit Extension will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.
7.18    Trade Names. Each Company is in compliance with all applicable trade name or “d/b/a” statutes in each state in which such Loan Party does business and no Loan Party has used or transacted business under any other corporate name, d/b/a, or trade name in the five-year period preceding the Closing Date (including names of all Persons with which any Loan Party has merged or consolidated, or from which any Company has acquired all or a substantial portion of such Person’s assets).
7.19    Transactions with Affiliates. No Loan Party is a party to an agreement or transaction with any of any of its Affiliates other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.
7.20    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards

No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.
7.21    Labor Matters. As of the Closing Date, there are no collective bargaining agreements covering the employees of any Company or any of their respective Subsidiaries and there is not pending, nor (to the knowledge the Loan Parties) is there threatened, any strike, walkout, slowdown or work stoppage, or any unfair labor practice complaint or grievance or arbitration proceeding arising out of or under any collective bargaining agreement covering the employees of any Loan Party or any of their respective Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
7.22    Investment Company Act. No Company is, or is affiliated with, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
7.23    Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.
7.24    Solvency. Each Loan Party, on an individual basis, is Solvent. The Loan Parties taken as a whole are Solvent. The Loan Parties will continue to be Solvent after the execution and performance of this Agreement and the other Loan Documents.
7.25    No Burdensome Restrictions. No Loan Party and no Subsidiary of any Company is a party to any agreement, or subject to any provision of Law, compliance with which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.26    Use of Proceeds; Commercial Use.
(a)    The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 8.15.
(b)    All Loans and LCs hereunder are and will be for business, commercial, or other similar purpose and are not primarily for personal, family, or household purposes.

ARTICLE VIII

AFFIRMATIVE COVENANTS
So long as Lenders are committed to make any Credit Extension under this Agreement, and thereafter until the Obligations are paid in full (other than contingent indemnification obligations and other provisions under the Loan Documents which by their terms expressly survive payment of the Obligations and termination of the Loan Documents), each Company (and as to Sections in this Article VIII below that are expressly applicable to the other Loan Parties) covenants and agrees as follows:
8.1    Reporting Requirements. The Loan Parties will deliver, or cause to be delivered, to Agent and Lenders, in each case in Proper Form:
(a)    Annual Financial Statements. Promptly after preparation, and no later than 120 days after the last day of each fiscal year of the Companies (commencing with the fiscal year ending December 31, 2017), audited financial statements (including statements of income, statements of retained earnings and cash flows, and a balance sheet) showing the consolidated financial condition and results of operations of the Companies as of, and for the year ended on, that last day and accompanied by the unqualified opinion of a firm of independent certified public accountants reasonably satisfactory to Agent, based on an audit using GAAP, that the financial statements were prepared in accordance with the GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Companies.
(b)    Quarterly Financial Statements. Promptly after preparation, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Companies (commencing with the fiscal quarter ending June 30, 2017), a consolidated balance sheet of the Companies as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Companies’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the president, chief executive officer or chief financial officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Companies in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
(c)    Compliance Certificates. Concurrently with any delivery of the Financial Statements, a Compliance Certificate of a Responsible Officer (i) certifying, in the case of the Financial Statements delivered under clause (a) or (b) above, as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants under Article X of this Agreement, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.10 and, if any such change has occurred, specifying the effect of such change on the Financial Statements accompanying such certificate.
(d)    Other Reports; Budget. The following reports and other information:
(ii)    within 90 days after the end of each fiscal year of Borrower, its annual report on Form 10-K;
(iii)    within 45 days after the end of each of the first three fiscal quarters of Borrower, its quarterly report on Form 10-Q; and
(iv)    no later than May 10 of each calendar year, a company prepared budget for Borrower and its Subsidiaries for such calendar year.
Notwithstanding the foregoing, (i) in the event that Borrower delivers to Agent an Annual Report for Borrower on Form 10-K for such fiscal year, as filed with the SEC, within 90 days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of Section 8.1(a) to the extent that it contains the information required by Section 8.1(a)  and (ii) in the event that Borrower delivers to Agent a Quarterly Report for Borrower on Form 10-Q for such fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of Section 8.1(b) to the extent that it contains the information required by Section 8.1(b) (for the avoidance of doubt, notwithstanding the foregoing, Borrower will still be required to deliver comparative financial information required under Sections 8.1(a) and 8.1(b) and Compliance Certificates as required under Section 8.1(c)). Documents required to be delivered pursuant to the Section 8.1 or otherwise (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent).
(e)    Audit Reports; Management Letters; Recommendations. Promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.
(f)    Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and in any case not otherwise required to be delivered to Agent pursuant hereto.
(g)    Debt Securities Statements and Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant any other clause of this Section 8.1.
(h)    SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.
(i)    Notice of Litigation, Defaults and Other Material Events.
(ii)    The occurrence of any Default;
(iii)    receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary that (A) seeks damages in excess of $500,000, (B) seeks injunctive relief, (C) is asserted or instituted against any Plan, its fiduciaries or its assets, (D) alleges criminal misconduct by any Loan Party or any Subsidiary, (E) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Law, or seeks to impose Environmental Liability, or (F) asserts liability on the part of any Loan Party or any Subsidiary in excess of $500,000 in respect of any tax, fee, assessment, or other governmental charge;
(iv)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $1,000,000;
(v)    within two (2) Business Days after the occurrence thereof, any Loan Party entering into a Hedge Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendment;
(vi)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;
(vii)    promptly after any request therefor by Agent or any Lender, copies of (A) any documents described in Section 101(k)(1) of ERISA that Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (B) any notices described in Section 101(l)(1) of ERISA that Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(viii)    if requested, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by Borrower to its shareholders generally, as the case may be.
Each notice delivered under this Section 8.1(i) (other than such notice delivered under Section 8.1(i)(vii)) shall be accompanied by a statement of a Responsible Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
(j)    Notice of Changes by a Loan Party. At least thirty (30) days’ prior written notice of (i) any proposed relocation of any Company’s chief executive office or principal place of business or of any change in executive and management personnel, (ii) any proposed relocation of the place where each Company’s primary books and records relating to accounts, general intangibles and the Collateral are kept, (iii) a change of any Company’s name or type of organizational structure, (iv) any proposed relocation of any of the Collateral (other than with respect to goods in transit between facilities or customer job sites, temporary warehousing for up to six months, or sales of inventory in the ordinary course of business or the sale of other Collateral to the extent permitted by the Credit Agreement) to a location other than those set out on Schedule 7.7, to a customer job site, or one or more temporary locations leased by a Company in the ordinary course of business, and (v) any acquisition or creation of a Subsidiary by any Company, or that any Person has become a Subsidiary of any Company. Nothing in this Section 8.1 shall be construed as permitting the acquisition or creation of a Subsidiary.
(k)    General Information. Promptly, upon reasonable request by any Lender, such other information and documents not otherwise required to be furnished under the Loan Documents respecting the business affairs, assets and liabilities of the Loan Parties or any other Company.
The Borrower hereby acknowledges that (A)  Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized Agent, any Affiliate thereof, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States federal and state securities laws (provided that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.15); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) Agent and any Affiliate thereof shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
8.2    Books and Records. Borrower will maintain, and each other Loan Party will maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be, and are made, of all dealings and transactions in relation to its business and activities.
8.3    Inspections. Each Loan Party will, and will cause each Subsidiary to permit any representatives designated by Agent or any Lender (including employees of Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by Agent), upon reasonable prior notice, to visit and inspect its properties, conduct at the Loan Party’s premises field examinations of the Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested but in no event more than two times per calendar year unless an Event of Default has occurred and is continuing. The Loan Parties acknowledge that Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by Agent and the Lenders.
8.4    Maintenance of Existence. Each Company will do all things necessary to preserve, renew, and keep in effect (a) its existence and good standing in its jurisdiction of organization and its authority to transact business and good standing in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing, and (b) all permits, licenses, franchises, patents, copyrights, trademarks and trade names, or rights material to the conduct of its business where failure to do so could reasonably be expected to result in a Material Adverse Event.
8.5    Maintenance of Borrower. Borrower will maintain, and will cause each other Company to maintain, its assets and properties material to the conduct of its business in good working order, condition and repair (ordinary wear and tear excepted) and make all necessary repairs and replacements to such assets and properties.
8.6    Insurance.
(a)    Borrower will maintain, and will cause their Subsidiaries to maintain, in full force and effect (i) casualty insurance on all real and personal property included in the Collateral on an all-risks basis (including the perils of flood and quake) covering the repair and replacement cost of all such property, (ii) public liability insurance (including products/completed operations liability coverage), in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts acceptable to Agent, and (iii) such other insurance coverage in such amounts and with respect to such risks as Agent may reasonably request. All such insurance shall be provided by financially sound and reputable insurance companies not Affiliates of Borrower and having a minimum A.M. Best rating of A, size category VII. On or prior to the Closing Date, and at all times thereafter, Borrower will cause Agent (for itself and for the ratable benefit of Lenders) to be named as an additional insured, assignee and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 8.6(a) pursuant to endorsements in form and content acceptable to Agent. Borrower will deliver to Agent (i) on or before the Closing Date, a certificate from Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of Agent from time to time full information as to the insurance carried, within five days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, and immediately, notice of any cancellation or nonrenewal of coverage by Borrower. In the event Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement 7 days following request to furnish such certificates from Agent , Agent (for itself and for the ratable benefit of Lenders) may purchase insurance at Borrower’s expense to protect Agent and Lenders’ interest in the Collateral. The coverage purchased by Agent may, but need not, protect Borrower’s interests. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, to the fullest extent provided by law, Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by the Lender in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. Borrower acknowledges that the costs of insurance purchased by Agent may be more than the cost of insurance that Borrower would be able to obtain on its own.
(b)    If any portion of any mortgaged property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance up to the maximum legal limit available under NFIP and/or otherwise available in the commercial market and (ii) deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent.
(c)    All written communications, documents, certificates of insurance or other material relating to insurance sent to Agent shall be delivered to Agent pursuant to the notice provisions contained in Section 13.1.
8.7    Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, (i) comply with Law applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under Material Contracts to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
8.8    Compliance with Agreements. Borrower will comply, and each other Loan Party will comply, in all material respects, with all Material Contracts and all agreements relating to Funded Debt of Borrower or such Loan Party.
8.9    Payment of Taxes. Borrower will pay or discharge, and each other Loan Party will pay or discharge, at or before maturity or before becoming delinquent, all Taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property; provided that, no Loan Party shall be required to pay or discharge any Taxes or other governmental charges which are being contested in good faith by appropriate proceedings diligently pursued, if Borrower or such other Loan Party has set aside on its books adequate reserves against such Taxes or charge.
8.10    Payment and Performance of Obligations. Borrower unconditionally and irrevocably covenant that they will (a) promptly pay the principal of, interest on and any other amount due on the Notes and the other Obligations in the amounts, on the dates and in the manner provided herein, in the Notes, and each other document evidencing the Obligations, and (b) promptly perform and comply with all other terms conditions and provisions set out in this Agreement and the other Loan Documents applicable to Borrower. The Loan Parties (other than Borrower) will promptly perform and comply with all terms conditions and provisions set out in this Agreement and the other Loan Documents applicable to such Loan Party.
8.11    Lien Claims. Borrower will pay or discharge, and will cause each other Company to pay or discharge, at or before maturity or before becoming delinquent all lawful claims for labor, material, and supplies, which, if unpaid, would become a Lien upon any of its property; provided that no Loan Party shall be required to pay or discharge any such claims which are being contested in good faith by appropriate proceedings diligently pursued, if Borrower or such other Company has set aside on its books adequate reserves against such claims.
8.12    ERISA. Borrower will comply, and will cause each other Company to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder and if any such liability shall arise, to pay same promptly.
8.13    Conduct Business. Borrower will continue to conduct, and will cause each other Company to continue to conduct, its primary business as conducted as of the Closing Date, and will conduct its business affairs in a reasonable and prudent manner. Borrower will maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel.
8.14    Banking Relationship. No later than 30 days after the Closing Date, each Loan Party and each Subsidiary will maintain either Agent or any Lender as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business; provided that, for each account maintained with an institution that is not Agent, a control agreement shall be executed by such Loan Party or Subsidiary in favor of Agent for the benefit of the Secured Parties except for (i) deposit accounts established solely as payroll and other zero balance accounts and (ii) other deposit accounts, so long as at any time the balance in any such account does not exceed $250,000 and the aggregate balance in all such accounts does not exceed $500,000.
8.15    Use of Proceeds. The proceeds of the Revolving Credit Facility will be used to repay on the Closing Date certain existing senior secured indebtedness of Borrower, if any, and thereafter for Borrower’s working capital, Capital Expenditures, and general corporate purposes
8.16    Preserve Collateral. In the event any claim is asserted in respect of any Collateral or Lender’s Lien on such Collateral, the applicable Company shall appear in and defend any such action or proceeding at Borrower’s reasonable expense. In the event of any default by any Company or any other party under or in connection with any material portion (individually or collectively) of the Collateral, the Companies will immediately use commercially reasonable efforts to remedy the same or immediately demand that the same be remedied.
8.17    Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by Borrower on the date thereof as to the matters specified in this Section 8.17; provided that, with respect to projections, Borrower will cause such projections to be prepared in good faith based upon assumptions believed to be reasonable at the time.
8.18    Further Assurances. Borrower will execute and deliver, and each other Loan Party will execute and deliver, promptly upon the request of Agent, (a) correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Company’s properties, assets, rights or interest to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness, and priority of any of the Security Documents and any of the Liens intended to be created thereunder, and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Agent and the Secured Parties the rights granted or hereafter intended to be granted to Agent and the Secured Parties under any Security Documents or any other Loan Documents.
8.19    Keepwell. Each Company that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Hedge Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Hedge Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Hedge Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 8.19 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 8.19 shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full. Each Company intends this Section 8.19 to constitute, and this Section 8.19 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
8.20    Collateral Access Agreements. In addition to any requirements set out herein or in the Security Agreement, each Loan Party and each Subsidiary shall use commercially reasonable efforts to obtain a collateral access agreement or landlord waiver in any case in Proper Form (i) within 45 days from the Closing Date for any real property leased as of the Closing Date and (ii) for any real property leased after the Closing Date (which for the avoidance of doubt shall not require the payment of a material amount of any kind or concession thereto to the party from which such agreement or waiver is sought).
8.1    Deposit Account Control Agreements. Within 30 days from the Closing Date, each Loan Party shall deliver to Agent a deposit account control agreement with respect to each deposit account not maintained with Agent.
ARTICLE IX

NEGATIVE COVENANTS
So long as Lenders are committed to make any Credit Extension under this Agreement, and thereafter until the Obligations are paid in full (other than contingent indemnification obligations and other provisions under the Loan Documents which by their terms expressly survive payment of the Obligations and termination of the Loan Documents), each Company (and as to Sections in this Article IX below that are expressly applicable to the other Loan Parties) covenants and agrees as follows:
9.1    Debt. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:
(a)    the Secured Obligations;
(b)    Debt existing on the date hereof and set forth in Schedule 9.1 (representing and evidencing only the existing letters of credit set in an aggregate principal amount not exceeding $4,851,040.53); provided that such letters of credit will not be permitted beyond the earlier to occur of (A) the return of all such letters of credit to J.P. Morgan Chase, N.A. or (B) 45 days from the Closing Date);
(c)    Debt of the Borrower to any Loan Party and of any Loan Party to the Borrower or any other Loan Party;
(d)    Debt which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the

“Refinance Debt”) of any of the Debt described in clauses (b) hereof (such Indebtedness being referred to herein as the “Original Debt”); provided that, (i) such Refinance Debt does not increase the principal amount or interest rate of the Original Debt, (ii) any Liens securing such Refinance Debt are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Debt is required to become obligated with respect to such Refinance Debt, (iv) such Refinance Debt does not result in a shortening of the average weighted maturity of such Original Debt, (v) the terms of such Refinance Debt are not less favorable to the obligor thereunder than the original terms of such Original Debt and (vi) if such Original Debt was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Debt must include subordination terms and conditions that are at least as favorable to Agent and the Lenders as those that were applicable to such Original Debt; (g) Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(e)    Debt of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(f)    other Debt which would not exceed $15,000,000 individually or in the aggregate during any calendar year;
(g)    Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business; and
(h)    Guarantees of the Borrower or any Guarantor in respect of Debt otherwise permitted hereunder of the Borrower or any other Guarantor.
9.2    Limitation on Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except (collectively under this Section 9.2, “Permitted Liens”):
(a)    Liens created pursuant to any Loan Document;
(b)    Permitted Encumbrances;
(c)    any Lien on any property or asset of Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 9.2; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)    Liens of a collecting bank arising in the ordinary course of business under Section 4‑208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;
(e)    Liens arising out of Sale and Leaseback Transactions permitted by Section 9.16;
(f)    Liens granted by a Subsidiary that is not a Loan Party in favor of Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;
(g)    Liens on other assets not exceeding $10,000,000 individually or in the aggregate in value; provided that, such Liens shall not affect any Collateral or real property (including without limitation tracts of land, buildings or component parts or leases and rents thereof) of Borrower or any of its Subsidiaries; and
(h)    Liens arising out of judgments or awards not resulting in a Default; provided the applicable Loan Party or Subsidiary shall in good faith be diligently prosecuting an appeal or proceedings for review.
(i)    Liens on cash collateral required to cash collateralize the existing letters of credit in an amount not exceeding $$4,851,040.53; provided that such Liens will not be permitted beyond the earlier to occur of (A) the return of all such letters of credit to J.P. Morgan Chase, N.A. or (B) 45 days from the Closing Date.
9.3    Fundamental Changes.
(a)    No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary of Borrower may merge into Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Loan Party (other than Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party) and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders; provided that, any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 9.6.
(b)    No Loan Party will, nor will it permit any Subsidiary to change its fiscal year or any fiscal quarter from the basis in effect on the Closing Date.
(c)    No Loan Party will change the accounting basis upon which its financial statements are prepared.
9.4    Disposition of Assets. No Company may (whether in one transaction or a series of transactions) make any Disposition, or enter into any agreement to make any Disposition (other than to Borrower or another Subsidiary in compliance with Section 9.6), except:

(a)    Dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus Equipment or property in the ordinary course of business;
(b)    Dispositions of assets to Borrower or any Loan Party (other than sales, transfers and dispositions of assets otherwise permitted hereunder);
(c)    Dispositions of all or substantially all of the assets of Gulf Marine Fabricators, L.P. in one or more transactions; provided that the Net Proceeds from such Dispositions are received by Borrower as a dividend declared and made by Gulf Marine Fabricators, L.P. (through its general and limited partners)or otherwise received by Borrower promptly and in any event within 10 days after consummation of each transaction.
(d)    Dispositions of Accounts (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof;
(e)    Dispositions of Permitted Investments;
(f)    Sale and Leaseback Transactions permitted by Section 9.6;
(g)    Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;
(h)    provided that no Default or Potential Default shall then exist or arise as a result, the Subject Dispositions,
(i)    Dispositions permitted by Section 9.3(a); and
(j)    other Dispositions not to exceed individually or in the aggregate during any calendar year, $20,000,000.
9.5    Restricted Payments.
(a)    No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, during the continuance of a Default or that would result in a Default.
(b)    No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
(ii)    payment of Debt created under the Loan Documents;

(iii)    payment of regularly scheduled interest and principal payments as and when due in respect of any Debt permitted under Section 9.1, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
(iv)    refinancings of Debt to the extent permitted by Section 9.1; and
(v)    payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 9.16.
9.6    Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
(a)    Permitted Investments, subject to control agreements in favor of Agent for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of Agent for the benefit of the Secured Parties;
(b)    Investments in existence on the date hereof and described in Schedule 9.6;
(c)    Investments by Borrower and the Loan Parties in Equity Interests in other Loan Parties;
(d)    loans or advances made by any Loan Party to any other Loan Party;
(e)    Guarantees constituting Debt permitted by Section 9.1; provided that, any Guarantees of Debt of Gulf Marine Fabricators, Limited Partner, L.L.C., Gulf Marine Fabricators General Partner, L.L.C. and Gulf Marine Fabricators, L.P. shall be under construction contracts only and shall not exceed $3,000,000 individually or in the aggregate at any time outstanding;
(f)    loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $100,000 in the aggregate at any one time outstanding;
(g)    notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
(h)    investments in the form of Hedge Agreements permitted by Section 9.10;

(i)    investments of any Person existing at the time such Person becomes a Subsidiary of Borrower or consolidates or merges with Borrower or any Subsidiary (including in connection with a permitted acquisition), so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
(j)    investments received in connection with the disposition of assets permitted by Section 9.4;
(k)    investments constituting deposits described in Section 9.2(g) and Section 9.2(j);
(l)    formation of new Subsidiaries after the Effective Date; provided, that in each case (i) such Subsidiary becomes a Loan Party at formation, (ii) such Subsidiary shall be a formed and existing under the laws of a state of the United States of America, and (iii) at such formation, the terms and conditions of Article V are complied with;
(m)    acquisitions of Equity Interests in any other Person in one or more series of related transactions after the Effective Date; provided, that (i) upon any such acquisition the Person acquired shall be a Subsidiary, (ii) such Person becomes a Loan Party at the time of such acquisition, (iii) such Person is formed and existing under the laws of a state of the United States of America, (iv) at the time of such acquisition, the terms and conditions of Article V are complied with, (v) the maximum potential acquisition price for Equity Interests in such Person (plus any other Acquisitions under this clause (m) and clause (n)) does not exceed $15,000,000 individually or in the aggregate for any calendar year, (vi) prior to such acquisition, Borrower provides evidence satisfactory to the Agent that at the time of such acquisition the Borrower will be in pro forma compliance with the financial covenants set forth in Article X, and (vii) no Default or Potential Default exists before or after giving effect to any such acquisition; and
(n)    acquisitions of assets or Equity Interests in any other Person in one or more series of related transactions after the Effective Date; provided that (i) at the time of such acquisition, the terms and conditions of Article V are complied with, (ii) the maximum potential acquisition price for such assets (plus any other acquisitions under this clause (n) and clause (m)) does not exceed $15,000,000 individually or in the aggregate for any calendar year, (iii) prior to such acquisition, the Borrower provides evidence satisfactory to the Agent that at the time of such acquisition the Borrower will be in pro forma compliance with the financial covenants set forth in Article X, and (iv) no Default or Potential Default exists before or after giving effect to any such acquisition.
9.7    Compliance with Environmental Laws; Compliance with Insurance Requirements.
(a)    No Loan Party will, and no Loan Party will permit any Subsidiary to, (i) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Substance, except in the ordinary course of business and in compliance in all material respects with all Environmental Laws, (ii) generate any Hazardous Substance in violation of any Environmental Law, (iii) conduct any activity which is likely to cause a release or threatened release of any Hazardous Substance in violation of any Environmental Law, or (iv) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law.
(b)    No Loan Party with bring or keep any article on any of its property or assets, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by Section 8.6(a) or would otherwise be prohibited by the terms thereof.
9.8    Change of Business. No Company will enter into, and no Company will permit any Subsidiary to enter into, any type of business which is materially different from the business in which Person is engaged as of the Closing Date.
9.9    Transactions With Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any investment permitted by Sections 9.6(c) or 9.6(d), (d) any Debt permitted under Section 9.1(c), (e) any Restricted Payment permitted by Section 9.5, (f) loans or advances to employees permitted under Section 9.6(f), (g) the payment of reasonable fees to directors of Borrower or any Subsidiary who are not employees of Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Borrower or its Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Borrower’s board of directors.
9.10    Hedge Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary), and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
9.11    Compliance with Government Regulations. No Loan Party will, and no Loan Party will permit any other Loan Party or Company to, (a) at any time be in violation of any Law if such ’s violation of such Law would result in (i) any Lender being prohibited from making any Credit Extension to any Company, (ii) any limitation on the ability of any Lender to make a Credit Extension to any Company, or (iii) any Lender being prohibited from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by Agent or any Lender at any time to enable Agent or such Lender to verify such Loan Party’s identity or to comply with any applicable Law, including, without limitation Section 326 of the Patriot Act.
9.12    Organizational Documents; Material Agreements. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any

Subordinated Debt, or (b) its charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents, to the extent any such amendment, modification or waiver would be adverse to the Lenders.
9.13    Assignment. No Loan Party may assign or transfer any of its rights, duties or obligations under any of the Loan Documents.
9.14    Taxes. No Company may use any portion of the proceeds of any Loan to pay the wages of employees, unless a timely payment to or deposit with the appropriate Governmental Authority of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.
9.15    Prepayment of Debt; Payment on Subordinated Debt.
(a)    No Loan Party may voluntarily prepay principal of, or interest on, any Debt (including without limitation, any Subordinated Debt), other than the Obligations, if a Default or Potential Default exists or would result after giving effect to such payment. No Loan Party may prepay, pay, repay, repurchase, redeem or defease Subordinated Debt prior to the irrevocable payment and performance in full of the Obligations and permanent termination of Lenders; commitments to extend credit hereunder and under any other Loan Documents, except as expressly permitted by this Agreement and in accordance with any applicable subordination, intercreditor or similar agreement with Agent and Lenders.
(b)    No Loan Party may prepay, repurchase, redeem or defease Subordinated Debt prior to the irrevocable payment and performance in full of the Obligation except in accordance with any applicable subordination, intercreditor or similar agreement with Agent and Lenders or otherwise without the prior written consent of Required Lenders.
9.16    Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.
9.17    Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Debt of the Borrower or any other Subsidiary; provided that, (i) the foregoing shall not apply to restrictions and conditions imposed by any Law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the

Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.
ARTICLE X

FINANCIAL COVENANTS
So long as Lenders are committed to make any Credit Extension under this Agreement, and thereafter until the Obligations are paid in full (other than contingent indemnification obligations and other provisions under the Loan Documents which by their terms expressly survive payment of the Obligations and termination of the Loan Documents), Borrower covenants and agrees as follows:
10.1    Current Ratio. Borrower will maintain a ratio of current assets to current liabilities of not less than 1.25:1.00. For purposes of this Section 10.1, “current assets” and “current liabilities” shall have the meaning assigned to such terms under GAAP. The financial covenant under this Section 10.1 shall be calculated and tested on a quarterly basis as of the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2017.
10.2    Minimum Tangible Net Worth. Borrower shall not permit at any time the sum of Tangible Net Worth to be less than the sum of (i) $230,000,000, plus (ii) an amount equal to 50% of Consolidated Net Income for each fiscal quarter ending after June 30, 2017 (with no deduction for a net loss in any such fiscal quarter except for any gain or loss in connection with the Subject Dispositions), plus (iii) 100% of all net proceeds of any issuance of any stock or other equity after deducting of any fees, commissions, expenses and other costs incurred in such offering. The financial covenant in this Section 10.2 shall be calculated and tested on a quarterly basis as of the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2017.
10.3    Funded Debt to Tangible Net Worth Ratio. Borrower will maintain a ratio of Funded Debt to Tangible Net Worth of not more than 0.50:1.00. The financial covenant under this Section 10.3 shall be calculated and tested on a quarterly basis as of the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2017.
ARTICLE XI

DEFAULT
11.1    Default. The term “Default” means the occurrence of any one or more of the following events:
(a)    Default in Payment. Borrower shall fail to pay (i) any principal of or interest on the Obligations when due, (ii) any reimbursement obligation in respect of any LC, or (iii) any other amount due under this Agreement or any Loan Document when due and such failure under this clause (iii) shall continue unremedied for five (5) Business Days following notice from the Agent of such failure.
(b)    Inaccuracy of Representations. Any representation or warranty made or deemed made by any Loan Party (or any respective officers of any Company) in this Agreement, any other Loan Document, or in any amendment of this Agreement or any other Loan Document, or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement, any other Loan Document, or in any amendment of this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed to have been made.
(c)    Breach of Covenants. Any Loan Party shall fail to perform, observe or comply with (i) any covenant, agreement or term applicable to it contained in Section 8.1, 8.3, 8.4, 8.6, 8.7, 8.9, 8.10, 8.12, 8.14, 8.15, 8.16, 8.17, Article IX or Article X of this Agreement or (ii) any covenant, agreement or term in this Agreement or any other Loan Document applicable to it (other than Section 11.1(a) or the preceding clause (i)) and, with respect to this clause (ii), such failure shall have continued unremedied for a period of 30 days.
(d)    Insolvency – Voluntary Proceedings. Any Loan Party shall (i) voluntarily commence any proceeding or file any petitions seeking liquidation, reorganization, or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 11.1(e) below, (iii) apply for or consent to an appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official or such Loan Party or for its substantial part of its assets, (iv) file an answer admitting a material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any corporate or other action for the purpose of effecting any of the foregoing.
(e)    Insolvency – Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, or other relief in respect of any Loan Party or its debt, or a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for any Loan Party, or for a substantial part of its assets, and, in each such case, such proceeding or petitions shall continue undismissed for 60 days or an order or a decree approving or ordering any of the foregoing shall be entered.
(f)    Insolvency. Any Loan Party shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due.
(g)    Judgments. One or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $750,000 shall be rendered against Borrower or any other Loan Party or any Subsidiary of any Company, or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower or any other Loan Party or any Subsidiary of any Company to enforce any such judgment.

(h)    Cross-Default.
(ii)    Material Debt. Any Loan Party shall (A) fail to pay when due any principal of or interest on any Debt (other than the Obligations), the aggregate outstanding amount (or unfunded commitment) of which is in excess of $500,000, and such failure beyond the period of grace if any, provided for in the instrument or agreement governing such Debt or under which such Debt was created, or (B) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Obligations), the aggregate outstanding amount (or unfunded commitment) of which is in excess of $500,000, or contained in any instrument or agreement evidencing, securing or relating to such Debt, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Debt to become due prior to its stated maturity or required to be prepaid, defeased or redeemed (any applicable grace period having expired).
(iii)    Subordinated Debt. An event of default or default (however therein described) shall occur in any document evidencing any Subordinated Debt and shall continue beyond the period of grace if any, provided for in the instrument or agreement governing such Subordinated Debt or under which such Subordinated Debt was created.
(i)    Invalidity of Loan Documents. This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Loan Party or any of their respective owners, or any Loan Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and Lien upon any of the Collateral purported to be covered thereby.
(j)    ERISA Event. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
(k)    Change of Control. (a) A Change of Control occurs, or (b) an agreement or agreement in principle is executed with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, could reasonably be expected to result in a Change of Control.
(l)    Hedge Conditions. The occurrence or existence of any default or other similar condition or event (however described) with respect to any Hedge Agreement or any Company shall fail to pay or perform its obligations under any Hedge Agreement when due (after the expiration of any applicable grace or forbearance period).
(m)    LCs. LC Issuer is served with, or becomes subject to, a court order, injunction, or other process or decree restraining or seeking to restrain it from paying any amount under any LC and either (i) a drawing has occurred under the LC and the applicable Loan Party has refused to reimburse LC Issuer for payment or (ii) the expiration date of the LC has occurred but the right of any beneficiary thereunder to draw under the LC has been extended past the expiration date in connection with the pendency of the related court action or proceeding and Borrower have failed to Cash Collateralize the then existing LC Exposure.
(n)    Forfeiture. Any Loan Party is criminally convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such Loan Party having a fair market value in excess of $500,000.
(o)    Material Adverse Event. Any event or other conditions shall occur and be continuing that is reasonably likely to result in a Material Adverse Event.
11.2    Remedies Upon Default. If any Default shall occur, Agent may, and, upon the direction of the Required Lenders, shall, do any one or more of the following: (a) declare the outstanding principal of and accrued and unpaid interest on the Notes and the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower, (b) terminate Commitments without notice to Borrower, (c) foreclose or otherwise enforce any Lien granted to Agent to secure payment and performance of the Obligations, demand payment from the Guarantors, and (d) exercise any and all rights and remedies afforded by the applicable Law, by any of the Loan Documents, by equity or otherwise; provided that upon the occurrence of a Default under Section 11.1(d) or Section 11.1(e), the obligation of each Lender to make Loans and any obligation of the LC Issuers to make LC Credit Extensions shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Notes and the other Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower.
11.3    Cash Collateral. If any Default shall occur, Borrower shall, if requested by Required Lenders, immediately Cash Collateralize the LC Exposure as security for the Obligations.
11.4    Performance by Agent. If any Loan Party shall fail to perform within any applicable grace or cure period any covenant, duty, or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty, or agreement on behalf of such Loan Party. Agent is further authorized by Borrower and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (i) preserve or protect the business conducted by Borrower, the Collateral, or any portion thereof and/or (ii) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.4, together with interest thereon at the Default Rate from the date of such expenditure until paid. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.4. Notwithstanding the foregoing, it is expressly agreed that neither Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Loan Party under this Agreement or any other Loan Document.
11.5    Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 11.2 or Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to Agent in its capacity as such, each LC Issuer in its capacity as such, ratably among Agent, each LC Issuer in proportion to the respective amounts described in this clause First payable to them;
Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and LC Exposure, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, LC Exposure and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, each LC Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to Agent for the account of each LC Issuer, to cash collateralize any LC Exposure then outstanding; and
Sixth, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by applicable Law.
Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if Agent has not received written notice thereof, together with such supporting documentation as Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender’’ party hereto. The provisions of this Section 11.5 shall govern and control over any conflicting provisions in this Agreement or any Loan Document.

ARTICLE XII

THE ADMINISTRATIVE AGENT
12.1    Appointment and Authority. Each of the Lenders and the LC Issuers hereby irrevocably appoints Whitney Bank to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to act on its behalf as Agent under this Agreement and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent, the Lenders and the LC Issuers, and neither Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the LC Issuers hereby irrevocably appoints and authorizes Agent to act as the agent of such Lender and such LC Issuers for purposes of acquiring, holding, perfecting and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Agent, as “collateral agent” and any co-agents, sub agents and attorneys-in-fact appointed by Agent pursuant to this Article XII for purposes of holding, perfecting or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Agent, shall be entitled to the benefits of all provisions of Articles XII and XIII (including Section 13.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
12.2    Rights as a Lender. The Person serving as Agent under this Agreement shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent under this Agreement in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Agent under this Agreement and without any duty to account therefor to the Lenders.

12.3    Exculpatory Provisions.
(a)    Agent shall not have any duties or obligations except those expressly set out in this Agreement and in the other Loan Documents, and its duties under this Agreement shall be administrative in nature. Without limiting the generality of the foregoing, Agent:
(ii)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(iii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iv)    shall not, except as expressly set out in this Agreement and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.
(b)    Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.8 and 11.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Agent in writing by Borrower, a Lender or an LC Issuer. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 13.3.
(c)    Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered under this Agreement or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set out herein or therein or the occurrence of any Default or Potential Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (v) the satisfaction of any condition set out in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent, or (vi) the financial condition of any Loan Party or any other Person.
(d)    Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).
12.4    Authorization to Distribute Certain Materials to Lenders.
(a)    If Borrower does not file this Agreement with the SEC, then Borrower hereby authorizes the Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders. Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Loan Parties’ respective securities while in possession of the Loan Documents.
(b)    Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time material non-public information within the meaning of the federal and state securities laws after the date hereof, Borrower agrees that it will promptly make such information publicly available by press release or public filing with the SEC.
12.5    Reliance by Agent; Notice of Default.
(a)    Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition under this Agreement to the making of a Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or the applicable LC Issuer, Agent may presume that such condition is satisfactory to such Lender or such applicable LC Issuer unless Agent shall have received notice to the contrary from such Lender, or such LC Issuer prior to the making of such Credit Extension. Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(b)    Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Potential Default or Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Potential Default or Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Default as it shall deem advisable or in the best interests of Lenders.
12.6    Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Revolving Credit Facility and the as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
12.7    Resignation of Agent.
(a)    Agent may at any time give notice of its resignation to the Lenders, the LC Issuers and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank with an office in Houston, Texas. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the LC Issuers, appoint a successor Agent meeting the qualifications set out above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations under this Agreement and under the other Loan Documents (except that in the case of any Collateral security held by Agent on behalf of the Lenders, the LC Issuers under any of the Loan Documents, the retiring or removed Agent shall continue to hold such Collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and LC Issuer directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent under this Agreement, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations under this Agreement or under the other Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Agent’s resignation or removal under this Agreement and under the other Loan Documents, the provisions of this Article XII and Section 13.3 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.
12.8    Non-Reliance on and Other Lenders.
(a)    Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the U.S. securities laws concerning Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
(b)    Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of Agent; (ii) Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
12.9    No Other Duties, etc. Anything in this Agreement to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book managers, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender, or an LC Issuer under this Agreement.
12.10    File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuers and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuers and Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Issuers and Agent under Sections 3.8 and 13.3) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders and the LC Issuers, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 3.8 and 13.3.
12.11    Credit Bidding.
(a)    Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Agent (whether by judicial action or otherwise) in accordance with applicable Laws.
(b)    Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Laws to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
12.12    Collateral and Guaranty Matters.
(a)    The Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank), and the LC Issuers irrevocably authorize Agent, at its option and in its discretion,
(ii)    to release any Lien on any property granted to or held by Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon termination of all Commitments and payment in full of all Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all LCs (other than LCs as to which other arrangements satisfactory to Agent and the applicable LC Issuer shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) subject to Section 13.8, if approved, authorized or ratified in writing by the Required Lenders;

(iii)    to release any Lien granted to or held by Agent under any Loan Document (A) upon termination of the Revolving Commitments and payment in full of all Revolving Credit Exposure and all other obligations of Borrower under this Agreement or the other Loan Documents; (B) on property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or the other Loan Documents; or (c) subject to Section 13.8, if approved, authorized or ratified in writing by the Required Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 12.12;
(iv)    to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property which secures Funded Debt; and
(v)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.12.
(b)    AGENT SHALL NOT BE RESPONSIBLE FOR OR HAVE A DUTY TO ASCERTAIN OR INQUIRE INTO ANY REPRESENTATION OR WARRANTY REGARDING THE EXISTENCE, VALUE OR COLLECTABILITY OF THE COLLATERAL, THE EXISTENCE, PRIORITY OR PERFECTION OF AGENT’S LIEN THEREON, OR ANY CERTIFICATE PREPARED BY ANY LOAN PARTY IN CONNECTION THEREWITH, NOR SHALL AGENT BE RESPONSIBLE OR LIABLE TO THE LENDERS FOR ANY FAILURE TO MONITOR OR MAINTAIN ANY PORTION OF THE COLLATERAL.
12.13    Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 11.5 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XII to the contrary, Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE XIII

MISCELLANEOUS

13.1    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(ii)    if to Borrower or any other Loan Party, to it at Gulf Island Fabrication, Inc., 16225 Park Ten Place, Suite 280, Houston, Texas 77084, Attention of David S. Schorlemer (Facsimile No.__________);
(iii)    if to Agent, to it at Whitney Bank, 7910 Main Street, Houma, LA, 70360, Attention of Joshua Jones (Phone No. 985-853-7407) (Facsimile No. 985-853-7479);
(iv)    if to LC Issuer, to it at Whitney Bank, 7910 Main Street, Houma, LA, 70360, Attention of Joshua Jones (Phone No. 985-853-7407) (Facsimile No. 985-853-7479), and if to any other LC Issuer, to it at the address provided in writing to Agent and Borrower at the time of its appointment as an LC Issuer under this Agreement;
(v)    if to a Lender, to it at its address (or facsimile number) set out in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 13.1(b) below, shall be effective as provided in said Section 13.1(b).
(b)    Electronic Communications.
(ii)    Notices and other communications to the Lenders and the LC Issuers under this Agreement may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that, the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it under this Agreement by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(iii)    Unless Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications under this Agreement by notice to the other parties to this Agreement.
13.2    No Deemed Waiver; Cumulative Remedies. No failure on the part of Agent or any Lender to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.
13.3    Expenses; Indemnity; Damage Waiver; Costs and Expenses.
(a)    Expenses. The Loan Parties shall pay (i) all reasonable, out-of-pocket costs and expenses of Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for Agent, in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by Agent in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Revolving Credit Facility or other Obligations, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Revolving Credit Facility or other Obligations, and further including fees, costs and expenses incurred in connection with:
(ii)    appraisals and insurance reviews;
(iii)    field examinations and the preparation of Reports based on the fees charged by a third party retained by Agent or the internally allocated fees for each Person employed by Agent with respect to each field examination;
(iv)    background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of Agent;
(v)    Taxes, fees and other charges for (i) lien and title searches and title insurance and (ii) recording the mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue Agent’s Liens;

(vi)    sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
(vii)    forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
(b)    Indemnification by Borrower. THE LOAN PARTIES SHALL INDEMNIFY AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND EACH LC ISSUER, AS WELL AS THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), AND ALL FEES AND TIME CHARGES AND DISBURSEMENTS FOR ATTORNEYS WHO MAY BE EMPLOYEES OF ANY INDEMNITEE) INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE LOAN PARTIES, WHETHER OR NOT AS THE RESULT OF THE NEGLIGENCE OF ANY PARTY SO INDEMNIFIED BUT NOT ANY INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES hereto OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) THE CREDIT FACILITY OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCES ON OR FROM, OR MIGRATING TO OR FROM, ANY PROPERTY OWNED OR OPERATED BY ANY LOAN PARTY, OR ANY ACTUAL OR ALLEGED ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY LOAN PARTY OR ANY COLLATERAL, (IV) ANY BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED HEREIN, OR (V) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.
(c)    Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 13.3 to be paid by it to Agent (or any sub-agent thereof), any LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub agent), such LC Issuer, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Commitment Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any LC Issuer solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lender’s Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent), such LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent), such LC Issuer in connection with such capacity. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished. The obligations of the Lenders under this paragraph (b) are subject to the provisions of Section 3.5(d).
(d)    Tax Indemnity. The Loan Parties shall pay, and hold Agent, each Lender and each LC Issuer harmless from and against, any and all present and future stamp, documentary, indebtedness, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and shall defend, indemnify and save the Agent, each Lender and each LC Issuer harmless from and against any and all liabilities with respect to, or resulting from any delay or omission to pay such taxes.
(e)    Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any loan or the use of proceeds thereof.
(f)    Payments. All amounts due under this Section shall be payable promptly and not later than five (5) days after demand therefor.
13.4    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment or full satisfaction of the Obligations under this Agreement.
13.5    Governing Law; Submission to Jurisdiction. THIS AGREEMENT IS MADE AND DELIVERED IN THE STATE OF LOUISIANA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS THEREOF WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY SUBMITS AND CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF

ANY STATE OR FEDERAL COURT IN LOUISIANA LOCATED IN THE SAME STATE JUDICIAL CIRCUIT OR FEDERAL DISTRICT COURT AND DIVISION, AS APPLICABLE, AS THE OFFICE OF AGENT AND AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING DIRECTLY, INDIRECTLY OR OTHERWISE IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED ONLY IN ONE OF THE FOREGOING DESCRIBED COURTS. BORROWER AND EACH OTHER LOAN PARTY, FOR THEMSELVES, AND THEIR RESPECTIVE HEIRS, SUCCESSORS AND ITS ASSIGNS, AND FOR ANY PERSON CLAIMING UNDER OR THROUGH ANY OF THEM, HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS TO HAVE THE JURISDICTION AND VENUE OF ANY LITIGATION ARISING DIRECTLY, INDIRECTLY OR OTHERWISE IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY OTHER COURT, AND HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS TO REMOVE THIS ACTION TO, OR TO TRANSFER, DISMISS, OR CHANGE VENUE TO, ANY OTHER COURT. BORROWER AND EACH OTHER LOAN PARTY FURTHER ACKNOWLEDGES AND AGREES THAT NEITHER AGENT NOR ANY PERSON ACTING ON BEHALF OF AGENT HAS IN ANY WAY AGREED WITH OR REPRESENTED TO BORROWER OR SUCH OTHER LOAN PARTY THAT THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN WAIVED OR WILL NOT BE FULLY ENFORCED BY AGENT.
13.6    Waiver of Jury Trial. BORROWER KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS BORROWER MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BASED ON, ARISING OUT OF, OR IN ANY WAY RELATED TO: THIS AGREEMENT; THE OBLIGATIONS; ANY NOTES, LOAN AGREEMENTS, OR ANY OTHER LOAN DOCUMENT OR AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH ANY OF THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THIS JURY WAIVER ALSO APPLIES TO ANY CLAIM, COUNTERCLAIM, CAUSE OF ACTION OR DEMAND ARISING FROM OR RELATED TO (I) ANY COURSE OF CONDUCT, COURSE OF DEALING, OR RELATIONSHIP OF BORROWER, ANY OBLIGOR, OR ANY OTHER PERSON WITH BANK OR ANY EMPLOYEE, OFFICER, DIRECTOR OR ASSIGNEE OF BANK IN CONNECTION WITH THE OBLIGATIONS; OR (II) ANY STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PERSON BY OR ON BEHALF OF BANK TO BORROWER, ANY OBLIGOR, OR ANY OTHER PERSON IN CONNECTION WITH THE OBLIGATIONS, REGARDLESS OF WHETHER SUCH CAUSE OF ACTION ARISES BY CONTRACT, TORT OR OTHERWISE. BORROWER HEREBY ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO THE LENDERS IN EXTENDING CREDIT TO THE BORROWER, THAT THE LENDERS WOULD NOT HAVE EXTENDED SUCH CREDIT WITHOUT THIS JURY TRIAL WAIVER, AND THAT BORROWER HAS BEEN REPRESENTED BY AN ATTORNEY OR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER AND UNDERSTANDS THE LEGAL EFFECT OF THIS WAIVER. BORROWER FURTHER CERTIFIES THAT NO PERSON HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY OTHER PERSON WOULD NOT, IN THE EVENT OF A LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER.

13.7    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations under this Agreement except (i) to an assignee in accordance with the provisions of Section 13.7(b), (ii) by way of participation in accordance with the provisions of Section 13.7(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.7(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.7(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:
(ii)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 13.7(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in Section 13.7(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000 (unless to the Agent, any Lender, an Affiliate of a Lender or an Approved Fund, in which case there shall be no minimum amount required) in the case of any assignment in respect of the Revolving Credit Facility, unless each of Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld, conditioned or delayed).

(iii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this paragraph (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities (in the event that the Revolving Credit Facility is not the sole credit facility under this Agreement) on a non-pro rata basis.
(iv)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.7(b)(i)(B) and, in addition:
(A)    the consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) a Default, has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility or any unfunded Commitments with respect to the Revolving Loan if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of each LC Issuer shall be required for any assignment in respect of the Revolving Credit Facility.
(v)    Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire.
(vi)    No Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party or any Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender under this Agreement, would constitute any of the foregoing Persons described in this clause (b)(v).
(vii)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(viii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender under this Agreement, no such assignment shall be effective unless and until, in addition to the other conditions thereto set out herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Agent, the applicable Commitment Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent, each LC Issuer and each other Lender under this Agreement (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in LCs in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender under this Agreement shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by Agent pursuant to Section 13.7(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.2 and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party under this Agreement arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.7(d).
(c)    Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural Person or any Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Agent, the LC Issuers and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.3(b) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant and required the unanimous consent of the Lenders. Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.2, and 4.5 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.7(b); provided that, such Participant (A) agrees to be subject to the provisions of Section 4.7 as if it were an assignee under Section 13.7(b); and (B) shall not be entitled to receive any greater payment under Sections 4.1 or 4.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 4.7 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 3.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.6 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-l(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations under this Agreement or substitute any such pledgee or assignee for such Lender as a party hereto.
13.8    Amendments, Consents and Waivers.
(a)    Neither this Agreement nor any provision of this Agreement may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Documents, pursuant to an agreement or agreements in writing entered into by Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable under this Agreement, without the written consent of each Lender affected thereby, (iii) reduce the face amount of (or the amount which may be drawn upon) any LC or reduce the rate of interest thereon, or reduce any fees payable under this Agreement, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable under this Agreement, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (v) alter the pro rata sharing of payments required under this Agreement, without the written consent of each Lender, (vi) change any of the provisions of this Section 13.8 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights under this Agreement or make any determination or grant any consent under this Agreement, without the written consent of each Lender, (vii) release all or substantially all the Guarantors from their Guarantees under their Guaranty except as expressly provided in the Guaranty, or limit the liability of the Guarantors in respect of their Guaranty, without the written consent of each Lender or (viii) release all or substantially all of the Collateral without the written consent of each Lender; provided that, nothing herein shall prohibit Agent from releasing any Collateral, or require the consent of the other Lenders for such release, if such release is expressly permitted under this Agreement; provided that no such agreement shall amend, modify or otherwise affect the rights or duties of Agent, any LC Issuer under this Agreement without the prior written consent of Agent or such LC Issuer, as the case may be.
(b)    Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and Agent (and, if their rights or obligations are affected thereby the LC Issuers) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
(c)    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.
(d)    No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any other Loan Document shall in any event be effective unless the same shall be in writing and signed and delivered by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
13.9    Limitation of Liability. Neither Agent, any Lender nor any affiliate, officer, director, employee, attorney, or agent of such Person shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Agent, any Lender or any of such Person’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.
13.10    Survival of Indemnification and Representation and Warranties.
(a) Survival of Indemnification. All indemnities set out herein shall survive the execution and delivery of this Agreement, the making of the Loans, the repayment of the Loans and the other Obligations and the termination of the Commitments under this Agreement.
(b)    Survival of Representations and Warranties. All representations and warranties made under this Agreement and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Potential Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Commitment remains in effect or any Loan, LC, or any other Obligation under this Agreement shall remain unpaid or unsatisfied.
(c)    Survival of Yield Protection Provisions. The provisions of Article IV shall survive and shall continue in full force and effect as long as any Commitment remains in effect or any Loan, LC, or any other Obligation under this Agreement shall remain unpaid or unsatisfied.
13.11    USA Patriot Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act.
13.12    Foreign Lender Reporting Requirements. If any Foreign Lender becomes a party to this Agreement, such Lender will deliver to Borrower and Agent such documents and forms related to such status as Borrower or Agent may require.
13.13    Document Imaging. Borrower understands and agrees that (a) Agent’s and one or more Lender’s document retention policy involves (or may involve) the imaging of executed loan documents and the destruction of the paper originals, and (b) Borrower waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.
13.14    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article VI, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”’) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
13.15    Treatment of Certain Information; Confidentiality
(a)    Each of Agent, the Lenders and the LC Issuers agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights under this Agreement or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments under this Agreement; (vii) on a confidential basis to (A) any rating agency in connection with rating Borrower or their Subsidiaries or the Facilities or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (viii) with the consent of Borrower; or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Agent, any Lender, any LC Issuer or any of their respective Affiliates on a non-confidential basis from a source other than Borrower who, insofar as not otherwise known to them, is not prohibited from transmitting the information.
(b)    For purposes of this Section, “Information” means all information received from Borrower or any of their Subsidiaries relating to Borrower or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to Agent, any Lender or any LC Issuer on a nonconfidential basis prior to disclosure by Borrower or any of their Subsidiaries; provided that, in the case of information received from Borrower or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential or consists of financial and other reports required to be submitted under Section 8.1 hereof. Any Person required to maintain the confidentiality of Information as provided in this Section 13.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
13.16    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.
[Signatures appear on the following pages.]
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
BORROWER:

GULF ISLAND FABRICATION, INC., a Louisiana corporation

By:	/s/ David S. Schorlemer
Name: David S. Schorlemer
Title: Executive Vice President

1

ADMINISTRATIVE AGENT:

WHITNEY BANK,
a Mississippi state chartered bank, as Administrative Agent

By: /s/ Josh Jones
Name: Josh Jones
Title: Senior Vice President

LC ISSUER:

WHITNEY BANK,
a Mississippi state chartered bank, as an LC Issuer

By: /s/ Josh Jones
Name: Josh Jones
Title: Senior Vice President

LENDER:

WHITNEY BANK,
a Mississippi state chartered bank, as a Lender

By: /s/ Josh Jones
Name: Josh Jones
Title: Senior Vice President

Signature Page to Credit Agreement

SCHEDULE 1(a)
Lenders and Commitments

(As of the Closing Date)

Lender	Revolving Commitment	Revolving Commitment Percentage
Whitney Bank	$40,000,000	100%
Total	$40,000,000	100%

Schedule 1(a)

SCHEDULE 2
Parties, Contact Information and Wiring Instructions

Borrower and other Companies
Gulf Island Fabrication, Inc.
16225 Park Ten Place, Suite 280
Houston, Texas 77084
Attn:     David S. Schorlemer
Phone:    713-714-6100
E-Mail: dschorleues@gifinc.com

Borrower’s Wire Instructions
Account Location: Louisiana
ABA #: 065400153
Account #: 49811478
For credit to: Gulf Island Fabrication, Inc.

Administrative Agent’s Office
Whitney Bank
7910 Main Street
Houma, Louisiana 70360
Attn: Joshua Jones
Phone: 985-853-7407
Email: Josh.Jones@hancockwhitney.com

copy to:

Schedule 2

Haynes and Boone, LLP
1221 McKinney, Suite 2100
Houston, Texas 77010
Attn: Neal M. Kaminsky
Phone: (713) 547-2542
Fax: (713) 236-5608
Email: neal.kaminsky@haynesboone.com

Schedule 2

SCHEDULE 7.4
Subsidiaries

Gulf Island, L.L.C., a Louisiana limited liability company – FEIN # 72-1461143
Gulf Island Resources, L.L.C., a Louisiana limited liability company – FEIN # 26-0270844
Gulf Island Shipyards, LLC, a Louisiana limited liability company- FEIN #81-0862842
Gulf Island Marine Fabricators, LLC, a Louisiana limited liability company – FEIN # 26-3123425
Dolphin Services, L.L.C., a Louisiana limited liability company - FEIN - # 72-0890896
Dolphin Steel Sales, L.L.C., a Louisiana limited liability company- FEIN #26-3647688
Gulf Marine Fabricators, L.P., a Texas limited partnership- FEIN #20-4153734
Gulf Marine Fabricators Limited Partner, L.L.C., a Louisiana limited liability company FEIN # 72-1147390
Gulf Marine Fabricators General Partner, L.L.C., a Louisiana limited liability company FEIN #72-1147390

With respect to each Company, its principal place of business is 16225 Park Place, Suite 280, Houston, Texas 77084

Schedule 7.4

SCHEDULE 7.7
Ownership of Assets

Owned Real Property

Houma:

Owner:	Gulf Island Marine Fabricators, L.L.C. Gulf Island, L.L.C.
Property Address:	301 Gulf Island Road, Houma, LA 70363
Description:	West Yard

Owner:	Donphin Steel Sales, L.L.C. Gulf Island, L.L.C.
Property Address:	583 Thompson Road, Houma, LA 70363
Description:	East Yard

Owner:	Gulf Island Fabrication, Inc.
Property Address:	567 Thompson Road, Houma, LA 70363
Description:	Project Manager Building

Owner:	Gulf Island Fabrication, Inc.
Property Address:	702 Thompson Road, Houma, LA 70363
Description:	North Yard

Owner:	Dolphin Services, L.L.C.
Property Address:	400 Thompson Road, Houma, LA 70363
Description:	Original Yard

Schedule 7.7

Owner:	Dolphin Services, L.L.C.
Property Address:	459 Thompson Road, Houma, LA 70363
Description:	APA property purchased

Aransas Pass:

Owner:	Gulf Marine Fabricators, LP
Property Address:	1982 FM 2725, Aransas Pass, TX 78335
Description:	North Yard

Ingleside:

Owner:	Gufl Marine Fabricators, LP
Property Address:	248 FM 1069 South, Ingleside, TX 78362
Description:	South Yard

Schedule 7.7

Leased Real Property:

Lake Charles:

Lease Title:	Assignment and Assumption
Loan Party:	Gulf Island Shipyards, LLC
Property Address:	8200 Big Lake Rd., Lake Charles, LA 70605
Lessor:	BG LNG Services, LLC (sublessor)

Jennings:

Lease Title:	Assignment and Assumption
Loan Party:	Gulf Island Shipyards, LLC
Property Address:	111 Bunge Street, Jennings, LA 70546
Lessor:	The Fred B. and Ruth B. Zigler Foundation

Prospect:

Lease Title:	Triple Net Lease
Loan Party:	Earhart Street Properties, L.L.C.
Property Address:	3201 Earhart Drive, Houma, LA 70363
Lessor:	Earhart Street Properties, L.L.C.

Houston:

Lease Title:	Lease Agreement
Loan Party:	Gulf Island Fabrication, Inc.
Property Address:	16225 Park Ten Place, Ste. 280, Houston, TX 77084
Lessor:	BRI 1825 Park Ten, LLC

Schedule 7.7

Covington:

Lease Title:	Lease Agreement
Loan Party:	Gulf Island Shipyards, LLC
Property Address:	215 N. Columbia St., Covington, LA 70433
Lessor:	Columbia Cowar King, LLC

Schedule 7.7

SCHEDULE 9.1
Existing Debt

Existing Debt under that certain Tenth Amended and Restated Credit Agreement dated December 16, 2016 by and among Gulf Island Fabrication, Inc., the guarantors named therein and Whitney Bank and JP Morgan Chase, N.A. (as lenders).

Schedule 9.1

SCHEDULE 9.2
Permitted Liens

Debtor	Jurisdiction & Filing No.	Filing Date	Secured Party
Bluewater Industries LP Bluewater Industries Holdings, Inc. Gulf Island, L.L.C.	Jefferson Parish 26-332383	5/21/2013	Exterran Energy Solutions, L.P. Exterran (UK) Limited
Gulf Island Marine Fabricators, L.L.C.	Terrebonne Parish 55-1429550	6/18/2013	General Electric Credit Corporation of Tennessee
Dolphin Services, Inc.	Orleans Parish 36-113561	1/2/1997	First National Bank of Commerce, as Agent Whitney National Bank

Schedule 9.2

SCHEDULE 9.6
Existing Investments

None.

Schedule 9.6

EXHIBIT A
REVOLVING CREDIT NOTE
$40,000,000    Houston, Texas    As of June 9, 2017
FOR VALUE RECEIVED, Gulf Island Fabrication, Inc., a Louisiana corporation (“Borrower”), hereby promises to pay to the order of WHITNEY BANK, a Mississippi state chartered bank or its registered assigns (“Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Loan under the Revolving Credit Facility from time to time made by Lender to Borrower under that certain Credit Agreement dated as of the date hereof (as amended, restated, or supplemented from time to time, the “Credit Agreement”), among Borrower, the Lenders from time to time party thereto, and Whitney Bank, a Mississippi state chartered bank, as Administrative Agent (in such capacity, “Agent”) for itself and the other Lenders. Capitalized terms used but not defined herein shall have the meanings given them in the Credit Agreement.
Borrower promises to pay interest on the unpaid principal amount of each Loan under the Revolving Credit Facility from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to Agent for the account of Lender in Dollars in immediately available funds at the Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof, and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of each Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more Defaults specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement. Loans made by Lender under the Revolving Credit Facility shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.
THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

[Signature is on the following page.]

Schedule 9.6

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized undersigned officer effective as of the date first written above.
BORROWER:

GULF ISLAND FABRICATION, INC., a Louisiana corporation

By:

Schedule 9.6

EXHIBIT B-1
BORROWING REQUEST
[______], 2017
Whitney Bank, as Agent
7910 Main Street
Houma, Louisiana 70360
Attn: [ ]
Reference is made to the Credit Agreement dated as of June 9, 2017 (as amended, supplemented or restated from time to time, the “Credit Agreement”), among the undersigned, as borrower, the lenders from time to time party thereto (each a “Lender”, and collectively, the “Lenders”), and Whitney Bank, a Mississippi state chartered bank, as Administrative Agent for itself and the other Lenders. Capitalized terms used but not defined in this Borrowing Request shall have the meanings given such terms in the Credit Agreement. The undersigned hereby gives you notice pursuant to Section 2.2 of the Credit Agreement that it requests a Revolving Loan under the Credit Agreement on the following terms:
(A)    Loan Date (a Business Day)
(B)    Principal Amount of Loan*
(C)    LIBOR Loan or Base Rate Loan
(D)    For LIBOR Loans, Interest Period
and the last day thereof

Borrower hereby certifies that the following statements are true and correct on the date this Borrowing Request, and will be true and correct on the Loan Date specified above after giving effect to such Loan: (a) all of the representations and warranties in the Loan Documents are true and correct in all material respects (except to the extent that they speak to a specific date); (b) no Material Adverse Event has occurred; and (c) no Default or Potential Default exists.

[Signature is on the following page.]

Schedule 9.6

Very truly yours,

BORROWER:

GULF ISLAND FABRICATION, INC., a Louisiana corporation

By:

Exhibit B-1 – Page 2

EXHIBIT B-2
CONVERSION/CONTINUATION REQUEST
Whitney Bank, as Agent
7910 Main Street
Houma, Louisiana 70360
Attn: [ ]
Reference is made to the Credit Agreement dated as of June 9, 2017 (as amended, restated, or supplemented from time to time, the “Credit Agreement”), among Gulf Island Fabrication, Inc., a Louisiana corporation (“Borrower”), the lenders from time to time party thereto (each a “Lender”, and collectively, the “Lenders”), and Whitney Bank, a Mississippi state chartered bank, as Administrative Agent for itself and the other Lenders. Capitalized terms used but not defined in this Conversion/Continuation Notice shall have the meanings given such terms in the Credit Agreement. Pursuant to Section 2.4 of the Credit Agreement, Borrower elects:
(a)     to Convert a Loan from one Type to another Type on the following terms:

(A)    Date of Conversion or last day of applicable
Interest Period (a Business Day)
(B)    Principal Amount* and Type** of existing
        Loan being Converted
(C)    New Type of Loan selected**

(b)    to Continue a LIBOR Loan on the following terms:
(A)    Principal Amount* of LIBOR Loan being Continued
    (B)    Last day of existing Interest Period
    (C)    Interest Period selected and the last day thereof***

Exhibit B-2 – Page 1

EXHIBIT C
COMPLIANCE CERTIFICATE
FOR _________ ENDED ____________, 201___
Whitney Bank, as Agent
7910 Main Street
Houma, Louisiana 70360
Attn: [ ]
Reference is made to the Credit Agreement dated as of June 9, 2017 (as amended, supplemented or restated from time to time, the “Credit Agreement”), among the undersigned, as borrower, the lenders from time to time party thereto (each a “Lender”, and collectively, the “Lenders”), and Whitney Bank, a Mississippi state chartered bank, as Administrative Agent for itself and the other Lenders. Capitalized terms used but not defined in this Compliance Certificate shall have the meanings given such terms in the Credit Agreement.
This certificate is delivered pursuant to Section 8.1 of the Credit Agreement.
I certify to Agent that I am the __________________* of Borrower on the date hereof and that:
1.    The financial statements attached to this Compliance Certificate were prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Companies as at the dates indicated and the statements of operations of the Companies for the periods indicated (the “Subject Period”).
2.    During the Subject Period, no Default has occurred which has not been cured or waived (except for any Defaults described on the attached Schedule 1).
3.    Evidence of compliance by the Companies with the financial covenants of Article X of the Credit Agreement as of the last day of the Subject Period is set out on the attached calculation work sheet attached as Schedule 2.

[Signature is on the following page.]

Exhibit C – Page 1

Very truly yours,

BORROWER:

GULF ISLAND FABRICATION, INC., a Louisiana corporation

By:

Attachments:
Schedule 1 – Default Disclosures
Schedule 2 – Financial Covenant Calculation Worksheet

Exhibit C – Page 2

SCHEDULE 1
Default Disclosures

Schedule 1
Compliance Certificate
Exhibit C – Page 3

SCHEDULE 2
Financial Covenant Calculation Worksheet

Schedule 2
Compliance Certificate
Exhibit C – Page 4

EXHIBIT D
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:    ______________________________

2.	Assignee[s]: ______________________________ for each Assignee, indicate Affiliate of [identify Lender]

3.	Borrower: Gulf Island Fabrication, Inc.

Annex 1 – Page 1
Assignment and Assumption

4.	Administrative Agent: Whitney Bank, as Administrative Agent (in such capacity, “Agent”) under the Credit Agreement.

5.
Credit Agreement: Credit Agreement dated as of June 9, 2017, among Gulf Island Fabrication, Inc., a Louisiana corporation (“Borrower”), the lenders from time to time party thereto (each a “Lender”, and collectively, the “Lenders”), and the Administrative Agent for itself and the other Lenders, as the same may be amended, restated, or supplemented from time to time.

6.    Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage of Assigned Loans	CUSIP No.

			$	$	%
			$	$	%
			$	$	%
[7.    Trade Date:    __________________]
Effective Date: __________________, 201__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

Annex 1 – Page 2
Assignment and Assumption

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Annex 1 – Page 3
Assignment and Assumption

[Consented to and] Accepted:

WHITNEY BANK, a Mississippi state chartered bank,
as Administrative Agent

By:
Name:
Title:

[Consented to:]

GULF ISLAND FABRICATION, INC.,
a Louisiana corporation

By:
Name:
Title:

Annex 1 – Page 4
Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.7(b)(v), and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.7(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest (vi) it has independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) if it is a foreign lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

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Assignment and Assumption

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

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Assignment and Assumption